UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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HESKA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2019

Dear Heska Corporation Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Heska Corporation. The meeting is to be held on Thursday, May 2, 2019, at 9:00 a.m., local time, at the Heska Corporation corporate headquarters located at 3760 Rocky Mountain Ave, Loveland, CO 80538.

We encourage you to indicate your voting preferences as soon as possible as described in the enclosed proxy statement if you do not plan to attend the Annual Meeting.

Details regarding the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on our Internet website at https://www.heska.com/proxyvote.
Your vote is important, so please act at your first opportunity. Whether or not you plan to attend the Annual Meeting, I hope you will indicate your voting preferences as soon as possible. You may vote by proxy or in person at the Annual Meeting. Please review the instructions in the Proxy Statement and on the proxy card regarding your voting options.
Thank you for your ongoing support of, and continued interest in, Heska Corporation.
Sincerely,
Scott W. Humphrey
Chair of the Board of Directors,
Heska Corporation

Loveland, Colorado

YOUR VOTE IS IMPORTANT
___________________

In order to ensure your representation at the Annual Meeting if you will not attend, please follow the corresponding instructions on any enclosed proxy card to indicate your voting preferences.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Thursday, May 2, 2019
PLACE	Heska Corporation 3760 Rocky Mountain Ave Loveland, CO 80538
ITEMS OF BUSINESS	1.	To approve amendments to our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws to declassify our Board of Directors.
	2.	To elect a Director.
3.
To amend and restate our Stock Incentive Plan, as amended and restated (the "Stock Plan") to add a non-employee director compensation limit and expand the types of awards available for grant thereunder.

	4.	To ratify the appointment of Plante & Moran PLLC as our independent registered public accounting firm.
	5.	To approve our executive compensation in a non-binding advisory vote.
	6.	To conduct a non-binding advisory vote on frequency of an advisory vote on executive compensation.
7.
To obtain your preference, in a non-binding advisory vote, that our proxyholders should consider other unanticipated business that may be in the interest of our stockholders, and vote accordingly if such business properly comes before the Annual Meeting.

RECORD DATE	You can vote if you were an eligible stockholder at the close of business on March 13, 2019.
VOTING BY PROXY
If you do not plan to attend the Annual Meeting, please submit a proxy card appointing a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or the enclosed materials.

March 26, 2019	By Order of the Board of Directors

Eleanor F. Baker Vice President, General Counsel and Secretary Heska Corporation

- i-

- ii-

PROXY STATEMENT
ABOUT THE ANNUAL MEETING
This proxy statement is being furnished to holders of all classes of common stock, $0.01 par value per share, of Heska Corporation ("Heska" or the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company (the "Board") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Heska Corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538 on Thursday, May 2, 2019, at 9:00 a.m., local time.
At the Annual Meeting, you will be asked to (1) approve, amendments to our Restated Certificate of Incorporation, as amended (the "Charter"), and Amended and Restated Bylaws (the "Bylaws"), to declassify our Board of Directors, (2) elect a Director, (3) approve an amendment and restatement of our Stock Incentive Plan, as amended and restated, to add a non-employee director compensation limit and expand the types of awards available for grant thereunder, (4) ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm, (5) approve our executive compensation in a non-binding advisory vote, (6) to conduct a non-binding advisory vote on frequency of an advisory vote on executive compensation, and (7) consider such other business as may properly come before the Annual Meeting, including, if practicable, an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the Annual Meeting.
This proxy statement and the accompanying proxy card are being provided to our stockholders of record entitled to vote at the Annual Meeting on or about March 28, 2019.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 2, 2019:
______________

The proxy statement and proxy card are available at https://www.heska.com/proxyvote.

The Company's website address above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated herein by reference.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2019 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board is providing these proxy materials for you in connection with Heska’s upcoming 2019 Annual Meeting. Eligible stockholders of record as of the close of business on March 13, 2019 (the “Record Date”), are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business to be conducted at the Annual Meeting.

Q: When and where is the Annual Meeting?

A:	The Annual Meeting will be held at Heska Corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538 on Thursday, May 2, 2019, at 9:00 a.m., local time.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2019 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our annual report on Form 10-K for the year ended December 31, 2018 (our "2018 Form 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), is also enclosed.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

(1)	To approve an amendment to our Charter and our Bylaws to declassify our Board of Directors (resulting in the "Restated Charter" and the "Updated Bylaws");

(2)	The election of a Director nominee to serve on our Board of Directors;

(3)
To amend and restate our Stock Incentive Plan, as amended and restated (the "Stock Plan") to add a non-employee Director compensation limit and expand the types of awards available for grant thereunder (the "Restated Plan");

(4)	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(5)	The offering of approval of our executive compensation in a non-binding advisory vote; and

(6)	A non-binding advisory vote on frequency of an advisory vote on executive compensation.

We will also consider other business that properly comes before the 2019 Annual Meeting, including, if practicable, conducting an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the 2019 Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends that you vote FOR the amendments to the Charter and the Bylaws to declassify our Board, FOR the election of a

Director nominee, FOR the Restated Plan, FOR the ratification of Plante & Moran, PLLC as the Company's independent registered public accounting firm, FOR the offering of approval of the Company's executive compensation policies, FOR one year as the frequency of the advisory vote on executive compensation, FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the 2019 Annual Meeting and you are voting by proxy.

Q:	What classes of stock does Heska's Charter authorize?

A:
Our Charter authorizes three classes of stock. First, our Charter authorizes a class of Traditional Common Stock and defines it as the "Original Common Stock". We will refer to this class of stock in these proxy materials as the "Original Common Stock". Second, our Charter authorizes a class of Public Common Stock and defines it as the "Common Stock" or the "NOL Restricted Common Stock". We will refer to this class of stock in these proxy materials as the "Public Common Stock" or the "NOL Restricted Common Stock". Third, our Charter authorizes a class of Preferred Stock. We shall refer to this class of stock in these proxy materials as "Preferred Stock". For the purpose of these proxy materials, "Common Stock" shall mean collectively Original Common Stock and Public Common Stock.

Q:	Who is an eligible stockholder entitled to vote at the Annual Meeting?

A:
Stockholders holding Common Stock registered with Computershare Trust Company, N.A. ("Computershare"), our registrar and transfer agent ("Registrar Listed Shares"), as of the close of business on March 13, 2019 (including shares legally issued but not yet processed by Computershare, if any), the Record Date, are eligible and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. As of the Record Date, 7,742,222 shares of our Common Stock were issued and outstanding; and no shares of Preferred Stock were issued and outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538. You may review the list when it becomes available by contacting our Secretary as outlined under "Who can help answer my questions?" below.

Q:	How do I know if I hold Registrar Listed Shares?

A:
In general, there are two ways in which you may hold Common Stock registered with Computershare: Physical Certificate and "Direct" Registration. With a Physical Certificate, there is an actual, hard copy stock certificate representing your ownership of Common Stock which is registered with Computershare. With Direct Registration, there is no paper certificate but your shares are registered with Computershare. Either way, you would have an account with Computershare and Computershare would have sent you these proxy materials.

If someone other than Computershare sent you these proxy materials, it is likely you do not hold Registrar Listed Shares in an affiliated account. A large portion of our Registrar Listed Shares are held by Cede & Co., a nominee of Depository Trust Company ("DTC Shares") - as we believe is typical for publicly traded companies. We believe DTC Shares are more conveniently publicly traded than other Registrar Listed Shares and thus represent most of our daily trading volume. If a broker buys a position in DTC Shares from another broker, we believe the identity of the parties is typically not reported to Computershare or us. We believe Depository Trust Company maintains records of the DTC Shares allocated to different entities, such as brokers and banks, and in the case of a broker buying a position in DTC Shares from another broker will record an increase in the number of DTC Shares allocated to the purchasing broker equal to the number of shares involved as well as a corresponding decrease in the number of shares allocated to the selling broker. DTC Shares allocated to a given broker in this way may represent many client accounts for which the broker or the broker's agent maintains internal records, which we do not believe are generally shared with Depository Trust Company or Computershare.
If your shares are held through a broker, bank or other nominee and are not registered in your name with Computershare, such shares are herein referred to as being held in "Street Name", and you probably received these materials through such broker, bank or other nominee. We believe over 90% of our shares are held in Street Name. Computershare will generally not be able to identify the holders of shares held in Street Name as stockholders entitled to vote at the Annual Meeting without further arrangements by the corresponding broker, bank or other nominee.

Q:	How can I vote at the Annual Meeting if my shares are held in Street Name?

A:
If you wish to vote shares held in Street Name at the Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation - which should be documentation entitling you to vote a certain number of Registrar Listed Shares at the Annual Meeting which we can verify as legitimate - and bring it with you to the Annual Meeting.

Q:	Can eligible stockholders who are unable or unwilling to attend the Annual Meeting vote?

A:	Yes, such stockholders may vote by proxy.

Q:	How can I direct a vote by proxy?

A:
If you hold Registrar Listed Shares you may: (a) indicate your voting preferences, sign and date each proxy card by following the corresponding instructions on each proxy card you receive and return each such proxy card in the postage prepaid envelope or by other means acceptable to Computershare; (b) indicate your voting preferences via the telephone by following the corresponding instructions; (c) indicate your voting preferences via the internet by following the corresponding instructions; or (d) bring a proxy card you have completed, including your voting preferences, signature and dated as of the Annual Meeting if necessary, to the Annual Meeting along with a copy of proper identification, if required, to the Annual Meeting.
If you have shares held in Street Name, you should indicate your vote for the shares via any procedure(s) adopted by your broker, bank or other nominee. These may include directing proxy votes by mail, telephone via a touch tone dialpad or the internet. Proxy solicitors, including any proxy solicitor(s) we may engage, may make arrangements with certain brokers, banks and other nominees where you may be able to direct proxy votes on a taped telephone call.

Q:	How can I change my proxy vote or revoke my proxy?

A:
For Registrar Listed Shares, you have the right to revoke your proxy and change your voting instructions at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card, updating your vote via the telephone by following the corresponding instructions or updating your vote via the internet by following the corresponding instructions. You may also revoke your proxy and change your vote by voting by proxy or in person at the Annual Meeting.

For shares held in Street Name, you should follow any corresponding procedure(s) adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via telephone or the internet to change your vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.

Q:	What does it mean if I get more than one proxy card?

A:
It probably means that you hold shares of Common Stock in more than one account. Direct your votes on all proxies to ensure that all of your shares are voted if you do not plan to attend the Annual Meeting.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare, our registrar and transfer agent.

Q:	How do you expect votes will be counted for quorum and other purposes?

A:
We intend to count shares underlying proxies containing directions indicating a “for”, “withhold”, “against”, or “abstain” vote, as well as any legitimate proxies without any voting instructions as “present” for purposes of determining a quorum.

We intend to consider an abstention or a non-vote on a given matter, including indicated via proxy, to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2019 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you, at the Annual Meeting or indicated via proxy, abstain or do not indicate a vote on a given matter, your shares will not be voted "for" or "against" that matter and will not be considered as present and entitled to vote on that matter. However, you may abstain on a given matter for a certain portion of your shares and vote on the same matter with the remaining portion of your shares without forfeiting the votes underlying the shares you choose to vote. For example, a stockholder who has two accounts with 50 shares in each account may choose to abstain on a proposal with 50 shares and vote for the same proposal with the other 50 shares. In this case, the stockholder would forfeit his right to vote 50 shares on the proposal and would have his other 50 votes count for the proposal. In addition, an abstention or a non-vote on any matter will not affect your ability to vote on any other matter.
The underlying broker, bank or other nominee of shares held in Street Name may report consolidated proxy vote totals to Computershare. The underlying broker, bank or other nominee of shares held in Street Name may not treat voting preferences such as non-votes in their proxy voting materials in the same manner we intend to. For example, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy to exercise voting discretion on this matter and may direct a vote for the corresponding shares accordingly. Similarly, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy not to direct a vote for the underlying shares on any matter and may not direct a vote for the corresponding shares at all, including on other matters for which you may have indicated a voting preference.
If you hold shares in Street Name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, bank or nominee specific instructions, your underlying shares may not be voted on those matters, potentially resulting in so-called "broker non-votes," and, if so, will not be considered as present and entitled to vote with respect to those matters. In some cases, your broker, bank or other nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to any matters to be acted upon and, in the absence of specific instructions from you, may not vote or submit a proxy card to anyone at all regarding these matters. In such a circumstance, your underlying shares will not be considered present at the Annual Meeting in person or by proxy and will not be voted on any matters to be acted upon therein.
We suggest you clearly indicate your voting preferences on all matters to help ensure your voting preferences are accurately recorded.

Q:	What are the quorum and voting requirements for the Annual Meeting?

A:
The holders of a majority of the outstanding shares of our Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Based on the number of shares of Common Stock outstanding as of the Record Date, a quorum requires 3,871,112 shares.

The amendments to the Charter and Bylaws presented in Proposal No. 1 is to be approved by the affirmative vote of at least 66-2/3% of our outstanding shares of Common Stock (a "Two-thirds Supermajority"), or a minimum of 5,161,485 shares.
The election of a Director presented in Proposal No. 2 is to be determined by a plurality of the votes of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a "Plurality Vote")
The Restated Plan presented in Proposal No. 3 is to be approved by both (1) the vote of the majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting, and (2) a minimum affirmative vote of a majority of our quorum requirement (with a vote meeting both criteria (1) and (2) being defined as a "Quorum Majority"). Based on the number of shares of Common Stock outstanding as of the Record Date, the affirmative vote of a minimum of 1,935,557 shares will be required to achieve a Quorum Majority.

The ratification of the selection of our independent registered public accounting firm for fiscal 2019 in Proposal No. 4 is to be approved by the vote of a majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter (a "Voting Majority").
An offer of approval of our executive compensation in a non-binding advisory vote in Proposal No. 5 is to be obtained by the vote of a Voting Majority.
All other business which may properly come before the Annual Meeting is to be determined by a Quorum Majority, unless the matter is one upon which by express provision of law, or our Charter or our Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Q:	What happens if additional matters are presented at the 2019 Annual Meeting?

A:
Other than the six specific items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2019 Annual Meeting. If other business properly comes before the Annual Meeting, we intend to try to conduct an advisory vote of stockholders who have granted the persons named below as proxyholders a proxy regarding the preference of these stockholders' regarding the manner in which the below persons named as proxyholders exercise their voting discretion or otherwise communicate any related information in this regard to such proxyholders, and then proceed to consideration of the other business which has properly come before the Annual Meeting. If you grant a proxy, the persons named as proxyholders - Eleanor F. Baker, our Vice President, General Counsel and Secretary, Catherine I. Grassman, our Vice President, Chief Accounting Officer and Controller, and Christopher D. Sveen, our Vice President, General Counsel - will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. It is important to note that while the proxyholders may consider any advisory vote or related information in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of outcome of any advisory vote or related information.

Q:	What happens if the nominee for Director is unable to stand for election?

A:
If for any unforeseen reason our nominee is not available as a candidate for Director, the persons named as proxyholders - Ms. Baker, Ms. Grassman, and Mr. Sveen - expect to vote your proxy for such other candidate or candidates who may be nominated by the Board, although the proxyholders retain full discretion to vote as they may determine.

Q:	Where can I find the voting results of the meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting, and publish final voting results in a Current Report on Form 8-K (a "Form 8-K") to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available within four business days after the Annual Meeting, we intend to publish preliminary voting results in a Form 8-K to be filed with the SEC on the fourth business day following the Annual Meeting and then publish final voting results in a Form 8-K to be filed with the SEC within four business days following the final voting results becoming known.

Q:	Who bears the costs of soliciting votes for the Annual Meeting?

A:
Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our directors and employees may solicit proxies on our behalf in person, by mail, telephone, email, facsimile or other means. No additional compensation will be paid to these people for such solicitation. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 ("Morrow

Sodali") to solicit proxies on our behalf for a fee of $12,500, which may increase based on Morrow Sodali's solicitation activities with non-objecting beneficial owners of our Common Stock, plus reimbursement of certain disbursements. We believe our engagement with Morrow Sodali is consistent with customary terms and conditions for soliciting proxies. Charges under the engagement may increase if we direct Morrow Sodali to engage in activities not currently contemplated. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, we expect our arrangements with the solicitation firm(s) will be on customary terms and conditions, the cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	Is a corporate 2018 Annual Report available?

A:
A corporate 2018 Annual Report was posted to the investor relations portion of our Corporate website on or about March 25, 2019. We have not mailed physical copies of our corporate 2018 Annual Report with this mailing in order to reduce the cost of conducting the Annual Meeting as compared to comparable costs in previous years. If you wish to obtain a hardcopy of our corporate 2018 Annual Report, please contact our Secretary as follows:

Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272.

Q:	May I propose actions for consideration at next year's Annual Meeting or nominate individuals to serve as Directors?

A:	Yes. You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary,

Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 (a "Rule 14 Proposal") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (2) the Bylaws of Heska (a "Bylaws Proposal"). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than November 29, 2019. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals will also need to comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our Bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. These proxy materials for the Annual Meeting are to be mailed on or about March 28, 2019. This means that for the 2019 annual meeting of stockholders, any such proposal must be received no earlier than December 29, 2019 and no later than January 28, 2020.

Director Nominees: You may propose Director candidates for consideration by the Board's Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska's stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our Bylaws, which require that the notice be received by the Secretary within the time periods described above under "Stockholder Proposals" and with the detail regarding your nomination as is required by our Bylaws.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our current Bylaws has also been filed with the SEC and is included as an exhibit with our 2018 Form 10-K for the year ended December 31, 2018. This document is accessible at the website of the SEC at www.sec.gov.

BOARD STRUCTURE AND COMMITTEES
Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the "Audit Committee"), (2) Compensation (the "Compensation Committee") and (3) Corporate Governance (the "Corporate Governance Committee"). The membership during 2018 and the function of each Committee are described below. Our Board held twelve meetings during 2018. Our Board currently has eight (8) Directors, arranged into three classes with overlapping three-year terms of service: Scott W. Humphrey, Chair (term set to expire in 2021), Mark F. Furlong (term set to expire in 2019), G. Irwin Gordon (term set to expire in 2019), Sharon J. Larson (term set to expire in 2021), David E. Sveen, Ph.D. (term set to expire in 2020), Bonnie J. Trowbridge (term set to expire in 2021), Kevin S. Wilson (term set to expire in 2020) and Carol A. Wrenn (term set to expire in 2019). At the time of our Annual Meeting, our Board is to be reduced to six (6) members. We encourage our directors to attend each Annual Meeting and all of our Directors attended our last annual meeting of stockholders in May 2018. With the exception of Mr. Furlong, who joined our Board in March 2019, all Board members have attended at least 75% of all Board and applicable Committee meetings during 2018.
Board Leadership Structure
We currently have separated the role of Chair of the Board and Chief Executive Officer with Scott W. Humphrey serving as Chair of our Board and Kevin S. Wilson serving as our Chief Executive Officer. In considering the separation of the Chair and Chief Executive Officer roles, the Board considered corporate governance, potential conflict of interest and time management questions.
Board Risk Oversight
Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company's risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, as appropriate. Our Board may also discuss the Company's risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Accounting Officer has discussed credit risk with directors during Audit Committee meetings primarily focused on accounting determinations.
Board Independence
Our Board has determined that the Director standing for election, Mr. Furlong, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the "Nasdaq Listing Standards"). Furthermore, the Board has determined that, with the exception of Mr. Wilson, Heska's Chief Executive Officer and President, all current members of the Board meet the definition of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Audit Committee
Our Audit Committee has the following responsibilities:

•	appoint and replace our independent auditor;

•	compensate and oversee the work of our independent auditor;

•	oversee the integrity of our annual and quarterly financial statements;

•
discuss with management and our independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including critical accounting policies and practices;

•	oversee the qualifications, independence and performance of our independent auditors;

•	oversee our internal accounting and financial controls; and

•	provide the results of examinations and recommendations derived therefrom to the Board.
During 2018, our Audit Committee met five times. Our Audit Committee consisted of Ms. Trowbridge, as Chair, Mr. Humphrey, Ms. Larson and Ms. Wrenn from June 12, 2017 to March 8, 2019, and Ms. Trowbridge, as Chair, Mr. Furlong, Mr. Humphrey, Ms. Larson and Ms. Wrenn thereafter. Immediately following our 2019 Annual Meeting our Audit Committee is to consist of Ms. Trowbridge, as Chair, Mr. Furlong, Mr. Humphrey and Ms. Larson.
Our Board has determined that each of the current members of our Audit Committee meets the requirements of "independence" as set forth in Section 10A(m)(3) of the Exchange Act, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that each of Mark F. Furlong, Scott W. Humphrey and Bonnie J. Trowbridge is qualified as an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and each has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.
Our Audit Committee has a written charter, which is available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Compensation Committee

Our Compensation Committee has the following responsibilities:

•	discharge the Board's responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•	oversee all compensation programs involving the use of our Common Stock; and

•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.
During 2018, our Compensation Committee met seven times. Our Compensation Committee consisted of Mr. Gordon, as Chair, Mr. Humphrey, Dr. Sveen and Ms. Wrenn from June 12, 2017 to February 8, 2018, Mr. Humphrey, as Chair, Mr. Gordon, Dr. Sveen and Ms. Wrenn from February 8, 2018 to November 1, 2018 and Ms. Larson, as Chair, Mr. Gordon, Mr. Humphrey, Dr. Sveen and Ms. Trowbridge thereafter. Immediately following our 2019 Annual Meeting our Compensation Committee is to consist of Ms. Larson, as Chair, Dr. Sveen and Ms. Trowbridge.
Our Board has determined that each of the current members of our Compensation Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the

Nasdaq Listing Standards.
Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee

Our Corporate Governance Committee has the following responsibilities:

•	assist our Board by identifying qualified candidates for Director, and recommend to the Board the Director nominees for each annual meeting of stockholders;

•	lead our Board in its review of our Board's performance;

•	recommend Director nominees to our Board for each Board Committee and the Chair of such Committees;

•	develop and recommend to our Board the corporate governance principles applicable to the Company; and

•	review and advise the Board on Director compensation matters.

During 2018, our Corporate Governance Committee met six times. Our Corporate Governance Committee consisted of Ms. Larson, as Chair, Mr. Gordon, Dr. Sveen and Ms. Trowbridge from February 6, 2015 to November 1, 2018, Dr. Sveen, as Chair, Mr. Gordon and Ms. Wrenn from November 1, 2018 to March 8, 2019 and Dr. Sveen, as Chair, Mr. Furlong, Mr. Gordon and Ms. Wrenn thereafter. Immediately following our 2019 Annual Meeting, our Corporate Governance Committee is to consist of Dr. Sveen, as Chair, Mr. Furlong and Mr. Humphrey.

Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board's governance role and functions. The document is also available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The references to the Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Director Qualification and Nomination
Service on our Board varies from less than a month to eighteen years. All of our Directors have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the "Election of Directors" section of this document as well as in this "Board Structure and Committees" section. None of our directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.

Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.
Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.
Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company's management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources. Our Corporate Governance Committee has adopted a policy stating it will not consider unsolicited applications for Board membership.
Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our Bylaws and the procedures described in this proxy statement under "Questions and Answers About the Proxy Materials and the 2019 Annual Meeting". Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.

Stockholder Communication with our Board
Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION
The form and amount of compensation paid to the non-employee directors is reviewed from time to time by our Corporate Governance Committee. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board.
In 2018, our employee Director did not receive any separate compensation for Board activities.
Non-Employee Director Compensation

On each date of our Annual Meeting, each non-employee Director elected and each other continuing non-employee Director who was a Director immediately prior to the Annual Meeting is to receive automatically shares of our Common Stock valued at $60,000 (the "New Value"), subject to a maximum grant of 5,000 shares (the "Share Cap") of our Common Stock. These grants are to vest (the "Vesting Time") in full on the latter of (i) the one year anniversary of the date of grant and (ii) the Company’s Annual Meeting of Stockholders for the year following the year of grant for the award (the "Vesting Meeting"), subject to (i) the non-employee director's continued service to the Company through the Vesting Time, unless the non-employee director’s current term expires at the Vesting Meeting in which case vesting is subject to the non-employee director’s service to the Vesting Meeting and (ii) the non-employee director not engaging in “competition”, as defined in a restricted stock agreement to be executed by the non-employee director, to the Vesting Time. Any new non-employee Director appointed or elected to our Board between Annual Meetings is to be automatically granted shares of our Common Stock with New Value and Share Cap adjusted pro rata for the time until the next Annual Meeting and which vest at the corresponding Vesting Time.

Each non-employee Director is also entitled to an annual cash retainer in the amount of $40,000. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee director's continued service to the Company as a non-employee Director on such date.

Other cash compensation, payable in advance in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director's continued service in such role on such date, is as set forth below (directors are not to be paid a Chair and member-based fee for serving on the same Committee):

Board Chair	$20,000
Lead Director	$10,000
Audit Chair	$20,000
Compensation Chair	$12,000
Corporate Governance Chair	$7,500
Audit Member	$10,000
Compensation Member	$6,000
Corporate Governance Member	$3,000

Non–employee Directors will also continue to be reimbursed for customary and usual travel and other expenses.

Director Compensation Table

The following table provides information for fiscal 2018 compensation for non-employee Directors who served during fiscal 2018.

The following table represents compensation recognized for financial reporting purposes for each of our non-employee Directors for the fiscal year ended December 31, 2018.

"Stock Awards" and "Option Awards" in the following table represent the grant date value for all stock awards and option awards, respectively, granted to a given individual in 2018.

Director Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2) (3)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
G. Irwin Gordon	50,500	59,988	—	—	—	—	110,488
Scott W. Humphrey	60,500	59,988	—	—	—	—	120,488
Sharon J. Larson	77,500	59,988	—	—	—	—	137,488
David E. Sveen, Ph.D.	49,000	59,988	—	—	—	—	108,988
Bonnie J. Trowbridge	63,000	59,988	—	—	—	—	122,988
Carol A. Wrenn	56,000	59,988	—	—	—	—	115,988

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.

(2)
Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements ("Option Accounting Rules"). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our 2018 Form 10-K in our Note 11 of the Notes to Consolidated Financial Statements.

(3)	Represents grant date fair value.

2018 Equity Grants to Directors

Name	Grant Date	Number of Shares	Grant Date Closing Share Price ($)	Stock Value of Stock Award ($)
G. Irwin Gordon	5/3/2018	705	85.09	59,988
Scott W. Humphrey	5/3/2018	705	85.09	59,988
Sharon J. Larson	5/3/2018	705	85.09	59,988
David E. Sveen, Ph.D.	5/3/2018	705	85.09	59,988
Bonnie J. Trowbridge	5/3/2018	705	85.09	59,988
Carol A. Wrenn	5/3/2018	705	85.09	59,988

Non-Employee Director Stock Ownership Guidelines

On February 23, 2017, following the recommendation of our Corporate Governance Committee, our Board voted to adopt non-employee Director Stock Ownership guidelines effective at our Annual Meeting on May 1, 2017 under which non-employee Directors are to hold shares of Company common stock at least equal in value to three times (3x) the annual cash retainer for Board service (the "Director Ownership Guideline"). Non-employee Directors are to achieve this level of ownership on or before the fifth anniversary of the later of (i) the date such Director became a member of the Company’s Board and (ii) May 1, 2017.

For purposes of Heska’s stock ownership guidelines, a non-employee Director’s stock ownership shall include all shares of Heska’s common stock owned outright by the Director and by his or her immediate family members (spouse and dependent children), and any shares held in trust for the benefit of the Director and/or his or her immediate family members. Shares of common stock issued upon exercise of stock options and vested restricted common stock shall be included, but unvested restricted common stock and unexercised stock options shall be excluded from the calculation of stock ownership.

Compliance with these deadlines will be determined on an annual basis by the Corporate Governance Committee based on information provided by the Secretary.

As the Company’s current cash retainer for non-employee Directors is $40,000, the Director Ownership Guideline is at least $120,000 in shares of Heska Common Stock.

Director Ownership Guideline Information (1)

Name	Shares Owned (2)	Value ($)	Initial Board Service Date	Date of Stock Ownership Compliance	Guideline-required Compliance Date
Mark F. Furlong	—	—	03/08/19	—	3/8/2024
G. Irwin Gordon	25,074	2,006,171	05/18/01	05/01/17	—
Scott W. Humphrey	567	45,366	06/12/17	—	06/12/22
Sharon J. Larson	3,294	263,553	07/01/11	05/01/17	—
David E. Sveen, Ph.D.	7,768 (3)	621,518	11/21/13	05/01/17	—
Bonnie J. Trowbridge	544	43,525	01/27/15	—	05/01/22
Carol A. Wrenn	4,544	363,565	01/01/13	05/01/17	—

(1)	As of March 13, 2019. Value is based on a value per share of $80.01, the closing market price per share of Heska stock on March 13, 2019.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, which shares of common stock are not subject to any vesting restriction, subject to community property laws where applicable.

(3)
Excludes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

Non-Employee Director Equity Position as of December 31, 2018

Name	Shares Owned (1)	Unvested Shares (2)	Outstanding Options (3)	Outstanding Option Price Range (4)	Outstanding Option Average Price (5)	Weighted Average Remaining Contractual Life (6)
G. Irwin Gordon	25,074	705	—	—	—	—
Scott W. Humphrey	567	705	—	—	—	—
Sharon J. Larson	3,294	705	8,571	$28.41-$39.56	$33.06	6.77
David E. Sveen, Ph.D.	29,196 (7)	705	8,571	$28.41-$39.56	$33.06	6.77
Bonnie J. Trowbridge	544	705	4,917	$18.36-$39.56	$33.76	7.01
Carol A. Wrenn	4,544	705	18,571	$8.34-$39.56	$20.59	5.73
All Directors (6 persons)	63,219	4,230	40,630	$8.34-$39.56	$27.44	6.32

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, which shares of common stock are not subject to any vesting restriction, subject to community property laws where applicable.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting power with respect to all shares of common stock shown in the column, which shares of common stock are subject to vesting restrictions, subject to community property laws, where applicable.

(3)	Represents shares of common stock issuable upon exercise of stock options outstanding on December 31, 2018.

(4)	Represents the lowest and highest strike price for stock options outstanding on December 31, 2018.

(5)	Represents the average strike price for stock options outstanding on December 31, 2018.

(6)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on December 31, 2018.

(7)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
AMENDMENTS TO CHARTER AND BYLAWS TO DECLASSIFY
THE BOARD OF DIRECTORS

After careful consideration, in March 2019, our Board voted unanimously to approve, and to recommend that our stockholders approve at the Annual Meeting, an amendment to our Charter and Bylaws to reclassify first into two classes, and then declassify fully, the Board, with the effect that the Board will be fully declassified at the Annual Meeting of Stockholders to be held in 2020. This will allow our stockholders beginning next year to vote on the election of our entire board of directors each year, rather than on a staggered basis as with our current classified board structure.

In order to effect the orderly and incremental transition to a fully declassified Board in 2020 from the current three class Board, the Board is recommending the Board first be divided into two classes at this Annual Meeting, designated Class I and Class II, as nearly equal in number as possible, with the term of office of each of the Class I directors expiring at the next Annual Meeting of Stockholders in 2020, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. The initial term of office of each of the Class II directors shall be set to expire at the 2021 Annual Meeting of Stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. The successor or successors of the directors who, immediately prior to the Annual Meeting, were members of Class I shall be elected to Class I; the directors who, immediately prior to the 2019 Annual Meeting, were members of Class II of the Board shall become members of Class I (resulting in there being three Class I directors); and the three directors who, immediately prior to the Annual Meeting, were members of Class III shall become members of Class II, with a term expiring at the 2021 Annual Meeting of Stockholders.

In furtherance of the foregoing and in connection with the Board's approval of this proposal, each of our Class II directors created by the approval of this proposal and whose term is not set to expire at the 2020 Annual Meeting of Stockholders has tendered his or her resignation, contingent upon stockholder approval of this Proposal No. 1 at the 2019 Annual Meeting, effective as of immediately prior to the 2020 Annual Meeting of Stockholders, to allow for the early commencement of the fully declassified Board. If our stockholders do not approve this Proposal 1, our Board will remain classified in three classes, the contingent resignations will be ineffective, and our stockholders will instead be asked to elect the one Class I director at the 2019 Annual Meeting for a three year term ending in 2022.

Current Classified Board Structure

Immediately prior to the election of directors at the Annual Meeting, the Board was divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of directors of one class expiring at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. The term of office of directors: of Class I was set to expire at the 2019 annual meeting of stockholders; of Class II was set to expire at the 2020 annual meeting of stockholders; and of Class III was set to expire at the annual meeting in 2021, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) were to be elected to hold office until the third succeeding annual meeting of stockholders after their election.

Rationale for Ultimate Declassification

In determining whether to propose declassifying the Board to our stockholders, the Board considered the arguments in favor of and against continuation of the classified Board structure and determined that it would be in the best interests of the Company and our stockholders to amend our Charter and Bylaws to declassify the Board.

The Board recognized that a classified board structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company, and that classified boards provide effective protection against unwanted takeovers and proxy contests as they make it difficult for a substantial stockholder to gain control of the board without the cooperation or approval of incumbent directors who are motivated to protect stockholder value, including in the face of an unsolicited takeover attempt.

The Board also recognized that a classified board structure may appear to reduce directors' accountability to stockholders, since such a structure does not enable stockholders to express a view on each director's performance by means of an annual vote, and that many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Proposed Declassification of the Board

Declassification of the Board requires several changes to our Charter and Bylaws, all by a Two-thirds Supermajority vote of our stockholders. Specifically, Articles VI and VIII of our Charter, and Sections 2.2, 3.1, 3.2, 3.3 and 8.2 of the Bylaws, must be amended to provide first for the reclassification of the Board from three classes to two and then to nullify altogether the provisions concerning a classified Board structure, as well as to delete the Two-thirds Supermajority voting requirement of the stockholders to eliminate the staggered classes of the Board, which higher voting requirement was included in the Charter and Bylaws to make it more difficult to eliminate the staggered Board structure and is therefore no longer necessary for that purpose. The text of the revised Articles of the Charter and Sections of the Bylaws are attached as Appendix A and Appendix B, respectively, to this proxy statement, with the proposed Bylaws deletions resulting from the proposed amendments indicated by strike-outs and proposed Bylaws additions resulting from the proposed amendments indicated by underlining.

If approved by our stockholders, the amendments to our Charter will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware (which would occur during the Annual Meeting and prior to consideration of the proposal to elect directors), and the Bylaws upon the effective time of the amendment to our Charter amendment. Our Board will then be classified into two classes until the 2020 Annual Meeting of Stockholders, at which meeting it will be declassified immediately and automatically without any further action by any person, so that every director will stand for election at the 2020 Annual Meeting of Stockholders and thereafter for a one-year term.

Vote Required; Recommendation of the Board of Directors

Approval of this proposal requires the affirmative vote of a Two-thirds Supermajority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of a minimum of 5,161,485 shares.

The Board unanimously recommends a vote "FOR" the amendments to the Charter and Bylaws to first reclassify and then declassify the Board.

PROPOSAL NO. 2
ELECTION OF DIRECTOR
We are to elect one (1) Director at our 2019 Annual Meeting. Mark F. Furlong is a continuing Director whose term is scheduled to expire at our 2019 Annual Meeting and who has been nominated by our Board, upon the recommendation of our Corporate Governance Committee, to stand for election to our Board at our 2019 Annual Meeting.
At the time of our Annual Meeting, our Board will be reduced from eight (8) members to six (6) members. If Proposal No. 1, passes and our Board continues to consist of six (6) members, we will have two classes of Directors - one with a term expiring at the 2020 Annual Meeting and the other with a term expiring at the 2021 Annual Meeting. In this case, Mr. Furlong is to be elected to a term to end at the 2020 Annual Meeting and join Dr. Sveen and Mr. Wilson, whose terms are currently to end at the 2020 Annual Meeting as well. If Proposal No. 1 does not pass, our current three class Board form will continue, Mr. Furlong is to be elected to a term ending at the 2022 Annual Meeting and our Board may decide to place one of our Board members with a term currently set to expire at the 2021 Annual Meeting into a Board class with Mr. Furlong so that our Board will consist of three classes of Directors with two (2) Directors in each class.
In either case, any Director to be elected at our 2019 Annual Meeting will continue to hold office until their respective successor is elected and qualified or until their earlier death, resignation or removal.
Nominees for Election
Mark F. Furlong, age 61, has served us as a Director since March 2019. Mr. Furlong retired as President and Chief Executive Officer of BMO Harris Bank, N.A. in June 2015, a role he assumed upon the close of the acquisition of Marshall & Ilsley Corporation by BMO Financial Group in 2011. He joined Marshall & Ilsley in 2001 as Chief Financial Officer, was elected President in 2004, Chief Executive Officer in 2007, and Chairman in 2010. Prior to joining Marshall & Ilsley, he was Chief Financial Officer of Old Kent Financial Corp.; First Vice President, Corporate Development, for H. F. Ahmanson & Company; and an audit partner for Deloitte & Touche LLP. Mr. Furlong also is a member of the boards of directors of Boston Private Financial Holding, Inc., Kforce Inc. and Antares Capital.  Mr. Furlong is also active in numerous civic and charitable activities. He is the immediate past-Chair of Chicago United, the largest Chicago-based organization focused solely on businesses, addressing diversity in boards of directors, management, and supplier relationships and is a member of the Chicago Board of Education.
If Mr. Furlong, or any alternative nominee, is unable or declines to serve as Director at the time of the 2019 Annual Meeting, the proxyholders intend to vote for such other candidate or candidates who may be nominated by the Board.
Vote Required; Recommendation of our Board of Directors
A Plurality Vote is required to elect the director. If no such Plurality Vote is obtained for the Director position, Mr. Furlong will continue to serve as director until a respective successor is elected and qualified, or until his earlier death, resignation or removal.
Our Board recommends a vote FOR the election of its nominee, Mr. Furlong, as our director.

Heska's directors listed below whose terms are not expiring at the Annual Meeting will continue in office for the remainder of their terms in accordance with our Charter and Bylaws. Information regarding the business experience and education of each of such Director is provided below.
Directors Whose Term Will Expire in 2021
Scott W. Humphrey, age 48, has served us as a Director since June 2017 and as our Board Chair from October 2018 to the present. Scott Humphrey is a retired executive, having spent the first chapter of his professional life as an investment banker and the second chapter in the non-profit arena. Most recently, he served as the President & CEO of One Hope United (OHU), a diversified, multi-state social services provider, a position he held from August 2015 to February 2018. At the time of his retirement from investment banking in 2015, Scott was a Senior Advisor/Vice Chair for BMO Capital Markets (BMO), the US investment banking business of the Bank of Montreal, where he was responsible for corporate board relationship development and high-profile advisory assignments. Scott joined BMO in 2007 as the Head of U.S. Mergers & Acquisitions and, in early 2012, was asked to expand his responsibility to include the Industrial Investment Banking business. He was the only executive in the US to simultaneously run two groups which accounted for more than 40% of US investment banking revenue. Prior to joining BMO Capital Markets, he spent almost ten years with Deutsche Bank as a Managing Director focusing on global mergers and acquisitions. Mr. Humphrey holds a BS in Finance and Economics from the University of Arizona and expects to receive a Masters in Public Policy and Administration in December 2019.
Sharon J. Larson, age 58, has served us as a Director since July 2011 and as our Board Chair from October 2015 to the October 2018. Ms. Larson was also our Lead Director from May 2014 to October 2015. Ms. Larson currently serves as Principal and CEO of SLR Associates, LLC, a healthcare consulting firm. Ms. Larson served as Chief Executive Officer UT Southwestern University Hospitals and Vice President for University Hospitals, UT Southwestern Medical Center from 2004 to 2010. From 2000 to 2004 she was the COO at Anne Arundel Health System in Annapolis, Maryland. She held various jobs (Associate Administrator, COO and Corporate Vice President) during her employment in the Nebraska Health System from 1995 to 2000. From 1990 to 1995 she was an Assistant Administrator in the Inova Health System in Virginia. Prior to 1990 she was with Brackenridge Hospital in Austin, Texas and the Good Samaritan Hospital and Health Center in Dayton, Ohio. Ms. Larson currently serves as an Advisor to DigiWorksCorp, and as a member of the Innovation Council of Anthello Healthcare Solutions, Inc. She has also served on various boards and been involved with several community projects. Ms. Larson holds BBA (Business Administration) and MA (Hospital and Health Administration) degrees from the University of Iowa.
Bonnie J. Trowbridge, age 72, has served us as a Director since January 2015. Ms. Trowbridge is Chair of the Heska Audit Committee from May 2015 to the present and a member of the Compensation Committee from November 2018 to the present. Ms. Trowbridge served as Vice President, Chief Audit Executive and Risk Officer of Apollo Education Group, a publicly traded company, from 2007 to 2014. She is a retired Pricewaterhouse Coopers Audit Partner, having served with Pricewaterhouse Coopers from 1985 to 2007. Ms. Trowbridge is Chairman of the Board of Directors and treasurer of Camelot Therapeutic Horsemanship. She is a Certified Public Accountant in Arizona and California and is a member of the American Institute of Certified Public Accountants and the Arizona Society of CPA's. Ms. Trowbridge holds a Master of Science in Accountancy from Southern Oregon State University, a Master's Degree from San Jose State University and a Bachelor's degree from Washington State University.
Directors Whose Term Will Expire in 2020
David E. Sveen, Ph.D., age 62, has served us as a Director since November 2013. He is the President of Cedarstone, an accounting and consulting practice for nonprofit organizations, which he founded in 1993. His professional background includes 13 years in senior management with investment banking firm Griffin,

Kubik, Stephens and Thompson, as well as an adjunct assistant professorship of Christian Formation and Ministry at Wheaton College since 1995. Dr. Sveen holds a Ph.D. degree from Trinity Evangelical Divinity School, an MBA from DePaul University, an MA from Wheaton Graduate School, and a B.S. degree from Northern Illinois University. Dr. Sveen is the father of Christopher D. Sveen.
Kevin S. Wilson, age 47, has been our Chief Executive Officer and President since March 31, 2014. He previously served as our President and Chief Operating Officer since February 2013. Mr. Wilson is a founder, member and officer of Cuattro, LLC. Since 2008, he has been involved in developing technologies for radiographic imaging with Cuattro, LLC and including as a founder of Cuattro Software, LLC, Cuattro Medical, LLC and Cuattro Veterinary, LLC. Mr. Wilson served on the board of various private, non-profit, and educational organizations from 2005 to 2011. He was a founder of Sound Technologies, Inc., a diagnostic imaging company, in 1996. After Sound Technologies, Inc. was sold to VCA Antech, Inc. in 2004, Mr. Wilson served as Chief Strategy Officer for VCA Antech, Inc. until 2006. Mr. Wilson attended Saddleback College.
Directors Whose Term Will Expire at the 2019 Annual Meeting
G. Irwin Gordon, age 68, has served us as a Director since May 2001. Mr. Gordon is the former Executive Vice President and Chief Revenue Officer of Invitation Homes (NYSE: INVH), which owns and leases almost 85,000 single family residences in the USA, a position he held from June 2016 to December 2017. Mr. Gordon is also the Managing Partner of Trion LLC, a consulting firm he founded in 2000. From September 2012 to May 2015, Mr. Gordon served as the CEO of Landes Foods, LLC, a Dallas-based food manufacturer. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. ("PepsiCo"), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1983, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.
Carol A. Wrenn, age 58, has served us as a Director since January 2013. She is the owner of Aurora Borealis Enterprises LLC and serves as President of that entity since April 2018. She is also owner of Whitewater Advisors, LLC and has served as President of that company since June 2017. She founded Sky River Helicopters, LLC in 2010 and served as President of that company from 2010 until its sale in 2015.  She served as an Executive Vice President and the President of the Animal Health Division at Alpharma Inc. from 2001 to 2009. Ms. Wrenn also held the position of Chairman of the Animal Health Institute from 2007 to 2009 and was a member of the board of directors of the International Federation of Animal Health from 2002 to 2009. Prior to joining Alpharma, Ms. Wrenn held various executive positions at Honeywell International Inc. (formerly, AlliedSignal Inc.) from 1984 to 2001. She served as Business Director of Honeywell's Refrigerants, Fluorine Products Division from 2000 to 2001 and was the Commercial Director and Managing Director of Honeywell's European Fluorochemical operations from 1997 to 2000. Ms. Wrenn also held a number of positions in sales, marketing, business development and finance during her tenure with AlliedSignal. Ms. Wrenn serves as a Director of Phibro Animal Health Corporation and sits on both the Audit and Compensation Committees. She holds a bachelor’s degree from Union College, an MBA from Lehigh University, and a DBA from California Southern University.

PROPOSAL NO. 3
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE STOCK PLAN
TO ADD A NON-EMPLOYEE DIRECTOR COMPENSATION LIMIT AND EXPAND THE TYPES OF AWARDS AVAILABLE FOR GRANT THEREUNDER

We currently maintain the Stock Plan (formerly known as the Heska Corporation 1997 Stock Incentive Plan) for the purpose of making equity compensation grants to employees, directors and consultants. The Stock Plan has served as an important part of our overall compensation program since its initial adoption, and continuing through several amendments and restatements. The Stock Plan, as proposed to be restated pursuant to this proposal (the “Restated Plan”), will allow the Compensation Committee to grant a wider variety of types of equity awards to participants and will impose a limit of $300,000 per calendar year on cash and equity compensation paid to each outside director of the Company. On March 14, 2019, the Compensation Committee recommended, and the Board adopted, subject to the approval of our stockholders, the Restated Plan. The Restated Plan is intended to replace the Stock Plan. If stockholders do not approve the Restated Plan, then it will not be effective and no grants will be made under it. In such event, the Stock Plan will remain in effect. The following is only a summary of the Restated Plan, if approved, and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix C.

In order to allow us the flexibility to make different types of equity compensation grants that serve as incentives to recruit and retain key employees, directors and consultants, and to continue aligning the interests of our employees, directors and consultants with stockholders, the Board unanimously recommends that the Restated Plan be approved by stockholders.
Background
Our Stock Plan was originally adopted by our Board and approved by our stockholders in 1997. It was amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, May 6, 2014, March 28, 2016, March 7, 2018, May 3, 2018 and December 19, 2018. The stated purpose of the Stock Plan is to promote the long-term success of the Company and the creation of stockholder value by: (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives; (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications; and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The amendment and restatement of the Stock Plan that was adopted by our Board on December 19, 2018 effectuated certain non-material revisions thereto, including, among other things, (i) updating the name of the Stock Plan to the “Stock Incentive Plan”, (ii) expanding the one-year minimum vesting requirement to apply to all awards granted under the Stock Plan, with certain exceptions, (iii) providing that any dividends declared on awards of restricted shares will be accumulated and paid at the time and to the extent that the underlying awards vest, and (iv) allowing for tax withholding of shares at up to the maximum statutory rate.
The Restated Plan retains the purpose of the Stock Plan and does not increase the number of shares available for issuance pursuant to future awards. The Restated Plan is different from the Stock Plan in some respects, however, including:

•
Awards of restricted stock units, stock appreciation rights, other stock-based awards, and other cash-based awards may now be granted under the Restated Plan, in addition to awards of options and restricted shares that were previously allowed under the Stock Plan (subject to the same per-participant annual limits that were in place under the Stock Plan); and

•	Cash and equity compensation paid to any outside director in one calendar year shall not exceed $300,000 per fiscal year in respect of his or her service as an outside director.

A summary of the material features of the Restated Plan appears below and is qualified in its entirety by reference to the full text of the Restated Plan as set forth in Appendix C, which should be referred to for a complete description of its provisions.
Plan Highlights
Effective Date and Expiration
The Restated Plan will be effective as of May 2, 2019, if approved by stockholders. It has no predetermined expiration date, although incentive stock options may not be granted after the tenth anniversary of its most recent amendment or restatement. Awards made prior to any termination or suspension of the Restated Plan may extend beyond that date.
Administration
The Restated Plan will be administered by a committee of two or more Directors appointed by the Board (the "Committee"). The Committee has full authority to interpret the Restated Plan and to establish rules for its administration.
Eligibility for Awards
Awards can be made to any employee, outside Director or consultant. Only employees, however, are eligible to receive incentive stock options.
Determination of Amount and Form of Award
The amount of individual awards will be determined by the Committee, subject to the limitations of the Restated Plan. In determining the amount and form of an award, consideration will be given to the functions and responsibilities of the employee, his or her potential contributions to our success, and other factors deemed relevant by the Committee.
Shares Subject to the Plan; Other Limitations on Awards
Subject to certain adjustments, the maximum number of shares of our Common Stock that may be issued pursuant to new awards under the Restated Plan is 2,885,130, as approved by stockholders pursuant to the May 3, 2018 amendment and restatement of the Stock Plan. Shares subject to an award under the Restated Plan which is canceled or terminated without having been exercised or paid will again be available for future awards. On the other hand, in no event will shares of our stock that are (i) tendered in payment of the exercise price of options or (ii) withheld from any award to satisfy a participant's tax withholding obligations be available for future awards under the Restated Plan.
Awards made under the Restated Plan are subject to the following per-participant annual limits:

•
A maximum of 50,000 shares underlying options and/or stock appreciation rights in the aggregate may be issued in one year to any one participant (except that shares underlying options and/or stock appreciation rights granted to a new employee in the first fiscal year of their employment may be a maximum of 100,000 shares in the aggregate).

•	A maximum of 45,000 shares (or, in the case of a new employee in the first fiscal year of their employment, a maximum of 75,000 shares) may be awarded in the form of restricted shares,

restricted stock units, and/or other stock-based awards in the aggregate in one year to any one participant.

•	No more than $500,000 may be paid in the form of other cash-based awards to any single participant per calendar year.

In addition, the Restated Plan limits compensation paid to each outside director, including cash fees and incentive equity awards (based on their grant date fair value for financial reporting purposes), to a maximum of $300,000 per fiscal year in respect of his or her service as an outside director.
Minimum Vesting Provision
Awards under the Restated Plan are subject to a minimum vesting period of one year. However, the Committee may (a) permit acceleration of vesting of an award in the event of a participant’s death, disability, or retirement, or the occurrence of a change in control, and (b) grant awards covering 5% or fewer of the total number of shares authorized for issuance under the Restated Plan without regard to the minimum vesting requirement. Awards made to outside directors will be deemed to satisfy the minimum vesting requirement to the extent that they vest on the earlier of the one-year anniversary of the date of grant and the next regular annual meeting of the Company’s stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting.
Types of Awards
Awards of stock options, restricted shares, restricted stock units, stock appreciation rights, other stock-based awards and other cash-based awards may be granted to eligible individuals under the Restated Plan.
Stock Options
The Committee may grant non-qualified options and options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee generally determines the terms and conditions of all options granted, subject to the terms of the Restated Plan. Options vest in accordance with a vesting schedule determined by the Committee, and the Committee may impose additional conditions, restrictions or terms on the vesting of any option, including the full or partial attainment of performance goals. The term of an incentive stock option cannot exceed ten years from the date of grant. The exercise price of an option must be not less than 100% of the fair market value of a share of our stock on the date of grant.
The option price may be paid in cash, with shares of our stock, through a broker-assisted "cashless" exercise procedure, a “net exercise” or with such other acceptable form of valid consideration and method of payment as may be determined by the Committee.
Stock options may not be repriced. This means that the Committee may not take any of the following actions:

•	Amend a stock option to reduce its option price;

•	Cancel a stock option in exchange for cash, other awards or the re-grant of a new stock option with a lower option price than the original option price of the cancelled stock option; or

•	Take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a stock option without stockholder approval.

Restricted Shares
The Committee may also issue or transfer shares of our Common Stock to a participant under a restricted share award. Restricted share awards are subject to certain conditions and restrictions during a specific period of time, such as the participant remaining in the employment of the Company and/or the attainment by the Company of certain pre-established performance goals, as discussed below. The shares cannot be transferred by the participant prior to the lapse of the restriction period or the attainment of the performance goals. In the case of restricted shares, the participant is entitled to vote the shares during the restriction period. Unless otherwise provided in the award agreement, restricted shares will receive dividends; provided, that to the extent restricted shares are entitled to receive dividends, any dividends declared will be accumulated and paid at the time (and to the extent) that the underlying restricted shares vest.
Restricted Stock Units
A restricted stock unit is a right to receive shares of common stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or their cash equivalent). In the Committee’s discretion, holders of restricted stock units may be entitled to receive dividend equivalents; provided, that to the extent restricted stock units are entitled to receive dividend equivalents, any dividend equivalents with respect to dividends declared will be accumulated and paid at the time (and to the extent) that the underlying restricted stock units vest. A participant holding restricted stock units will have no rights as a stockholder with respect to the shares subject to the restricted stock units until all restrictions have been lifted and the shares have been issued to the participant.
Stock Appreciation Rights
A stock appreciation right entitles the holder to receive an amount equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the stock appreciation right (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares of common stock subject to the stock appreciation right (as determined by the Committee).
Other Stock-Based Awards
Under the Restated Plan, we may grant or sell to any participant unrestricted common stock, dividend equivalent rights and/or other awards denominated in or valued by reference to our common stock. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of our common stock.
Other Cash-Based Awards
We may grant cash awards under the Restated Plan, including cash awards as a bonus or based upon the attainment of certain performance goals.
Performance Goals
The Restated Plan contains provisions intended to enable compensation paid to those executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Code to qualify as "performance-based compensation" that will be fully deductible by us for grants made prior to November 2, 2017. Prior to recent U.S. federal income tax law changes and prior to or during the beginning of a performance period, the Committee could establish performance goals for the Company and our various operating units which could qualify the award subject to those goals for deductibility without regard to the limitations of Section 162(m). The goals were to be comprised of specified levels of one or more of the following performance criteria as the Committee deemed appropriate:

1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

5)	gross profit or gross profit growth;

6)	return on assets, capital, invested capital, equity or sales;

7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

10)	budget management;

11)	productivity targets;

12)	economic value added or other value added measurements;

13)	share price (including, but not limited to, growth measures and total shareholder return);

14)	expense targets;

15)	margins (including but not limited to gross or operating margins);

16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

17)	working capital targets (including but not limited to items reported on the Company's balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

18)	equity or market value measures;

19)	enterprise or adjusted market value measures;

20)	safety record;

21)	completion of business acquisition, divestment or expansion;

22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

23)	assets or changes in assets;

24)	cash position or changes in cash position;

25)	employee retention or recruiting measures;

26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

27)	changes in location or the opening or closing of facilities;

28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

In addition, for any awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee may disregard or offset the effect of certain extraordinary items, such as restructuring charges, gains or losses on the disposition of a business, changes in tax or accounting rules or the effects of a merger or acquisition, in determining the attainment of performance goals. Awards may also be payable when our performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee.
Adjustments on Capitalization
In the event of a subdivision of our outstanding shares of Common Stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the Restated Plan, then the Committee may make appropriate adjustments in the maximum aggregate number and kind of shares issuable under the Restated Plan, and to any one participant, and the number and kind of shares and the price per share subject to outstanding awards.
Change in Control
For purposes of the Restated Plan, "change in control" means any of the following events:
(a)The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; or

(b)The consummation of a sale, transfer or other disposition of all or substantially all of the Company's assets; or

(c)A majority of the members of the Board are replaced during any eighteen-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d)Solely with respect to awards granted in 2018 or later, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (i) the Company, (ii) a subsidiary thereof, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary thereof, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent of the total voting power represented by the Company's then outstanding voting securities.

An award agreement may provide that an award will vest, become exercisable, and/or become unrestricted in the event of a change in control.

Amendment
The Board can amend, suspend or terminate the Restated Plan. An amendment of the Restated Plan will be subject to our stockholders' approval only to the extent required by law.
Certain Federal Tax Aspects
The following paragraphs are a summary of the Company's understanding of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Restated Plan. Tax consequences for any particular individual may be different.
Incentive Stock Options
No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxable income is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option if the sale price exceeds the exercise price.
Nonstatutory Stock Options
No taxable income is reportable when a nonstatutory stock option, which also may be referred to as a nonqualified stock option, is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Shares
A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares.
Stock Appreciation Rights
A participant who is granted a stock appreciation right will not recognize ordinary income for U.S. federal income tax purposes upon receipt or vesting of the stock appreciation right. At the time of exercise, however, the participant will recognize ordinary income equal to the value of any cash received and the fair market value on the date of exercise of any shares received. The participant's tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock Units
A participant who is granted a restricted stock unit will not recognize ordinary income for U.S. federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares (or value of the cash paid) at the time of settlement.
Other Stock-Based and Other Cash-Based Awards
In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant generally will not be taxed upon the grant of such an award, but, rather, will generally recognize ordinary income for U.S. federal income tax purposes when such an award vests or otherwise is free of restrictions.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option or a stock appreciation right or the settlement of a restricted stock unit).
Special rules limit the deductibility of compensation paid to certain of our executive officers. Under Section 162(m) of the Code, the annual compensation paid to certain executive officers will be deductible only to the extent that it does not exceed $1,000,000. Prior to recent tax law changes, however, the Company could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions included stockholder approval of the Stock Plan, setting limits on the number of awards that any individual may receive and, for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. While no assurance regarding the deductibility of awards granted prior to these tax law changes can be made based on ambiguities and uncertainties as to the application and interpretation of the transition relief under the legislation repealing Section 162(m)'s exemption from the deduction limit, the Restated Plan as designed is intended to fall within the transition relief under Section 162(m) to permit the Company to receive a federal income tax deduction in connection with awards granted prior to these tax law changes to the extent that they qualified as performance-based for purposes of satisfying the conditions of Section 162(m).
New Plan Benefits
The number of awards that our Named Executive Officers, directors, other Executive Officers and other employees may receive under the Restated Plan will be determined in the discretion of the Committee in the future, and the Committee has not made any determination to make future grants to any persons under the Restated Plan as of the date of this proxy statement. It is not possible to determine the future benefits that will be received by any participants under the Restated Plan, or the benefits that would have been received by such participants if the Restated Plan had been in effect in the year ended December 31, 2018.

Vote Required; Recommendation of our Board of Directors
The Restated Plan is to be approved by the affirmative vote of a Quorum Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of 3,871,112 shares. If the Restated Plan is not approved, the Stock Plan will remain as-is with no changes.
Our Board unanimously recommends a vote FOR the approval of the Restated Plan.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board is submitting the appointment of Plante & Moran PLLC ("Plante Moran") as the Company's independent registered public accounting firm for stockholder ratification at the 2019 Annual Meeting. Effective October 1, 2018, EKS&H LLLP ("EKS&H"), the independent registered public accounting firm for the Company ratified by our stockholders at our 2018 Annual Meeting, combined with Plante Moran. As a result EKS&H resigned as the independent registered public accounting firm for the Company, and the Audit Committee contemporaneously with the resignation appointed Plante Moran as the successor to EKS&H. EKS&H served as our independent registered public accounting firm since March 31, 2006. A representative of Plante Moran is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is expected to be available to answer questions at the meeting.
Vote Required; Recommendation of our Board of Directors
Stockholder ratification of the appointment of Plante Moran as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board, however, is submitting the appointment of Plante Moran to the stockholders for ratification as a matter of good corporate governance practice. If a Voting Majority is FOR this proposal, we will consider the ratification of our independent registered public accounting firm for 2019 complete. If stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain Plante Moran as our independent registered public accounting firm, although our Audit Committee maintains the full discretion to continue to retain Plante Moran in such a circumstance. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Our Board unanimously recommends a vote FOR the ratification of Plante Moran as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL NO. 5
OFFER OF APPROVAL OF EXECUTIVE COMPENSATION IN A
NON-BINDING ADVISORY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), enacted in July 2010, and Section 14A of the Exchange Act require that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. We are asking for your advisory vote on the following resolution (the "say-on-pay" resolution):
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the subsection of this proxy statement titled "Executive Compensation", including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We did not offer a stockholder vote on executive compensation prior to such a vote being required under Dodd-Frank as we believe this topic is best handled by a deliberative compensation committee with access to detailed information on each executive's individual performance, which it may not be appropriate or in a company's best interest to disclose, and accordingly, a general vote on the subject is unlikely to provide valuable insight to such a committee in its role of determining appropriate compensation for a given executive officer, or executive officers as a group.
At our 2018 Annual Meeting of Stockholders, an identical resolution received 99.1% of votes "for" and 0.9% "against" of the shares voted "for" or "against".
Compensation Philosophy
As described in greater detail under the heading "Executive Compensation", we seek to closely align the interests of our named executive officers with the interests of our stockholders. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of the Company and increase stockholder value. The Compensation Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Vote Required; Recommendation of our Board of Directors
If a Voting Majority is FOR this proposal, we will consider the non-binding, advisory approval of the compensation paid to our named executive officers to have occurred. If such a Voting Majority is not obtained, our Compensation Committee may consider changes to some of our executive compensation policies, although our Compensation Committee maintains its full discretion in this area as this is an advisory vote only.
Our Board unanimously recommends a vote FOR the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers in fiscal year 2018.

PROPOSAL NO. 6
NON-BINDING ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
Dodd-Frank and Section 14A of the Securities and Exchange Act of 1934 require that we seek your advisory vote this year on how often the Company should hold a say-on-pay vote. By law, stockholders in public companies like Heska are to have an opportunity to cast an advisory vote on the frequency of the advisory executive compensation vote at least every six years.
By law, as a stockholder you will be able to specify one of four choices for the frequency of the vote on the say-on-pay proposal as follows: (i) one year; (ii) two years; (iii) three years; or (iv) abstain. This vote is advisory only and therefore will not be binding on our Board or the Company. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than any preference indicated by our stockholders.
The Company is to announce its decision on the frequency of advisory executive compensation stockholder votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting. Our Board may change the vote frequency of advisory executive compensation stockholder votes at its discretion.
Vote Required; Recommendation of our Board of Directors
Our Board may consider this advisory vote in making its decision on the frequency of advisory executive compensation votes, although our Board maintains its full discretion in this area as this is an advisory vote only.
Our Board unanimously recommends a vote for ONE year as the frequency for holding a non-binding, advisory vote on the compensation paid to our named executive officers as our Board believes this has come to be regarded as a corporate governance best practice.

POTENTIAL VOTE NO. 7
ADVISORY VOTE WITH RESPECT TO
DISCRETIONARY VOTING BY PROXYHOLDERS
Other than the items of business described in Proposal Nos. 1 through 6, we are not aware of any other business to be acted upon at the Annual Meeting. Since our initial public offering in 1997, only items that were described in the proxy materials made available to stockholders prior to the corresponding Annual Meeting or Special Meeting were resolved by a vote of our stockholders at such meetings. While we have taken steps to ensure this remains the case, it is possible other business may properly come before our Annual Meeting, via the efforts of a stockholder or otherwise. In such a circumstance, our proxyholders - Eleanor F. Baker, our Vice President, General Counsel and Secretary, Catherine I. Grassman, our Vice President, Chief Accounting Officer and Controller, and Christopher D. Sveen, our Vice President, General Counsel - will have the discretion to vote shares for which we have been granted a proxy as they may determine. As a matter of good corporate governance practice, we are asking stockholders to submit an advisory vote for the proxyholders' consideration in such a circumstance. We will interpret a "for" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, an "against" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion against any proposal brought to a vote as outlined above, including a proposal the proxyholders otherwise believe to be in the best interests of the Company's stockholders, and an "abstain" or non-vote as an indication that the stockholder does not wish to express a preference regarding such a circumstance. It is important to note this is an advisory vote only, and that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.
Recommendation of our Board of Directors
Our Board unanimously recommends a vote FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the Annual Meeting and you are voting by proxy.

OTHER MATTERS
The Board knows of no other business to be transacted at the Annual Meeting.
OTHER INFORMATION
"Householding" of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent to such householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Proxy Solicitor

You may contact our proxy solicitor, Morrow Sodali LLC ("Morrow Sodali"), for a copy of the proxy materials. Morrow Sodali's address is 470 West Ave., Stamford, CT 06902. Stockholders may call Morrow Sodali at 1-800-662-5200 and brokers and banks may call Morrow Sodali at 1-203-658-9400. We undertake to promptly deliver a separate copy of the proxy materials upon receiving your written or oral request.

OWNERSHIP OF SECURITIES - COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 13, 2019 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director of the Company, by the persons named in the summary compensation table (the "Named Executive Officers") elsewhere in this proxy statement, by all current directors and executive officers of the Company as a group, and by each person who is known by us to be the beneficial owner of more than 5% of our Common Stock. We had 7,742,222 shares of Common Stock outstanding on March 13, 2019.
Beneficial Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
BlackRock, Inc. (2)	1,075,438	13.9%
55 East 52nd Street
New York, NY 10055

Alger Associates, Inc. (3)	841,359	10.9%
360 Park Avenue South
New York, NY 10010

Neuberger Berman Group LLC (4)	576,251	7.4%
1290 Avenue of the Americas
New York, NY 10104

FMR LLC (5)	444,794	5.7%
245 Summer Street
Boston, MS 02210

The Vanguard Group (6)	426,531	5.5%
100 Vanguard Blvd.
Malvern, PA 19355

Named Executive Officers and Directors
Mark F. Furlong (7)	117	*
G. Irwin Gordon (7)	25,779	*
Scott W. Humphrey (7)	1,272	*
Sharon J. Larson (7)	12,570	*
David E. Sveen, Ph.D. (7)(8)	38,472	*
Bonnie J. Trowbridge (7)	6,166	*
Kevin S. Wilson (7)(9)	591,331	7.6%
Carol A. Wrenn (7)	23,820	*
Jason D. Aroesty (7)	25,000	*
Catherine I. Grassman (7)	13,885	*
Jason A. Napolitano (7)(10)	95,081	1.2%
Nancy Wisnewski, Ph.D. (7)	156,885	2.0%
All Directors and Executive Officers as a group	1,115,954	14.0%
(15 Persons) (7)(8)(9)(10)
________________________________________________________

*	Amount represents less than 1% of our common stock.

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 13, 2019 without further action by Heska's Stockholders are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon information derived from an amended Schedule 13G/A filed by BlackRock, Inc. on January 28, 2019 for holdings on December 31, 2018.

(3)	Based upon information derived from an amended Schedule 13G/A filed by Alger Associates, Inc. on March 8, 2019 for holdings on February 28, 2019.

(4)	Based upon information derived from a Schedule 13G/A filed by Neuberger Berman Group LLC on February 14, 2019 for holdings on December 31, 2018.

(5)	Based upon information derived from an amended Schedule 13G filed by FMR LLC on February13, 2019 for holdings on December 31, 2018.

(6)	Based upon information derived from a Schedule 13G/A filed by The Vanguard Group on February 12, 2019 for holdings on December 31, 2018.

(7)
Includes "Shares Owned", "Unvested Shares" and "Exercisable Options" from "Exercisable Option Table" below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group.

(8)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(9)
Mr. Wilson is the spouse of a woman ("Mrs. Wilson") who owns Heska Corporation shares. Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC. Mr. Wilson, Mrs. Wilson and the two eldest of their children control Cuattro Foundation, a 501(c)(3) charitable organization. Includes 162,763 shares held by Cuattro, LLC, 16,099 shares held by Cuattro Foundation, 7,000 shares owned by Mrs. Wilson, 138,743 shares held by the Wilson Family Trust and 25,726 shares held in trusts for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(10)
Includes one share jointly owned by Mr. Napolitano and Robert B. Grieve, Ph.D. Mr. Napolitano is the spouse of a woman ("Mrs. Napolitano") who owns 100 shares of common stock which is included in the table above, with respect to which Mr. Napolitano disclaims beneficial ownership.

Option Tables (as of March 13, 2019)

Exercisable Option Table

Name	Shares Owned (1)	Unvested Shares (2)	Exercisable Options (3)	Exercisable Option Price Range (4)	Exercisable Option Average Price (5)	Weighted Average Remaining Contractual Life (6)	Exercisable "In-the Money" Options (7)	Net Shares From Exercisable Options (8)
Mark F. Furlong	—	117	—	—	—	—	—	—
G. Irwin Gordon	25,074	705	—	—	—	—	—	—
Scott W. Humphrey	567	705	—	—	—	—	—	—
Sharon J. Larson	3,294	705	8,571	$28.41-$39.56	$33.06	6.57	8,571	5,030
David E. Sveen, Ph.D. (9)	29,196	705	8,571	$28.41-$39.56	$33.06	6.57	8,571	5,030
Bonnie J. Trowbridge	544	705	4,917	$18.36-$39.56	$33.76	6.81	4,917	2,842
Kevin S. Wilson (10)	455,331	90,000	46,000	$7.36-$69.77	$21.16	5.45	46,000	33,832
Carol A. Wrenn	4,544	705	18,571	$8.34-$39.56	$20.59	5.53	18,571	13,792
Jason D. Aroesty	—	25,000	—	—	—	—	—	—
Catherine I. Grassman	51	10,500	3,334	$69.77-$69.77	$69.77	8.98	3,334	427
Jason A. Napolitano (11)	60,727	25,000	9,354	$32.21-$72.85	$64.22	8.44	9,354	1,846
Nancy Wisnewski, Ph.D.	39,902	25,000	91,983	$4.50-$72.85	$20.80	4.55	91,983	68,074
All Directors and Executive Officers as a group (15 persons) (9)(10)(11)	646,793	225,847	243,314	$4.50-$72.85	$29.59	5.84	243,314	153,322

Outstanding Option Table

Name	Shares Owned (1)	Unvested Shares (2)	Outstanding Options (12)	Outstanding Option Price Range (13)	Outstanding Option Average Price (14)	Weighted Average Remaining Contractual Life (15)	Outstanding "In-the Money" Options (16)	Net Shares From Outstanding Options (17)
Mark F. Furlong	—	117	—	—	—	—	—	—
G. Irwin Gordon	25,074	705	—	—	—	—	—	—
Scott W. Humphrey	567	705	—	—	—	—	—	—
Sharon J. Larson	3,294	705	8,571	$28.41-$39.56	$33.06	6.57	8,571	5,030
David E. Sveen, Ph.D. (9)	29,196	705	8,571	$28.41-$39.56	$33.06	6.57	8,571	5,030
Bonnie J. Trowbridge	544	705	4,917	$18.36-$39.56	$33.76	6.81	4,917	2,842
Kevin S. Wilson (10)	455,331	90,000	66,000	$7.36-$69.77	$35.89	6.52	66,000	36,392
Carol A. Wrenn	4,544	705	18,571	$8.34-$39.56	$20.59	5.53	18,571	13,792
Jason D. Aroesty	—	25,000	20,000	$106.67-$106.67	$106.67	9.36	—	—
Catherine I. Grassman	51	10,500	10,000	$69.77-$69.77	$69.77	8.98	10,000	1,280
Jason A. Napolitano (11)	60,727	25,000	32,626	$32.21-$72.85	$65.25	8.35	32,626	6,017
Nancy Wisnewski, Ph.D.	39,902	25,000	111,900	$4.50-$72.85	$29.15	5.25	111,900	71,129
All Directors and Executive Officers as a group (15 persons) (9)(10)(11)	646,793	225,847	381,586	$4.50-$106.67	$33.94	5.57	361,586	171,801

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, which shares of common stock are not subject to any vesting restriction, subject to community property laws where applicable.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting power with respect to all shares of common stock shown in the column, which shares of common stock are subject to vesting restrictions, subject to community property laws where applicable. Vesting events may include change in control, death and disability in addition to the requirements discussed below and is generally subject to other provisions in the related restricted stock grant agreement. Vesting for an additional 43,625, 12,116, 12,116, 14,061, 5,089, and 87,007 shares held by Mr. Wilson, Mr. Napolitano, Dr. Wisnewski, Mr. Aroesty, Ms. Grassman and All Executive officers as a group, respectively, is subject to certain time-based and performance-based conditions which may not be achieved for more than one year. Vesting for 35,125, 9,758, 9,758, 9,758, 4,097, and 68,496 shares held by Mr. Wilson, Mr. Napolitano, Dr. Wisnewski, Mr. Aroesty, Ms. Grassman and All Executive

officers as a group, respectively, is subject to certain performance-based which may be achieved in one year or less. Vesting for an additional 5,625, 1,563, 1,563, 1,563, 657, and 10,971 shares held by Mr. Wilson, Mr. Napolitano, Dr. Wisnewski, Mr. Aroesty, Ms. Grassman and All Executive officers as a group, respectively, is subject to time-based service conditions in excess of one year, as the underlying performance condition has been achieved. Vesting for all other shares is subject to time-based service conditions of one year or less, as any underlying performance condition has been achieved.

(3)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 13, 2019.

(4)	Represents the lowest and highest strike price for stock options exercisable within 60 days of March 13, 2019.

(5)	Represents the average strike price for stock options exercisable within 60 days of March 13, 2019.

(6)	Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 13, 2019.

(7)
Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 13, 2019, that have a strike price less than $80.01, the closing market price per share of Heska stock on March 13, 2019.

(8)
Represents net shares under the Treasury Stock Method assuming a market price per share of $80.01, the closing market price per share of Heska Stock on March 13, 2019, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 13, 2019 that have a strike price less than $80.01.

(9)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(10)
Includes 162,763 shares held by Cuattro, LLC.   Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC. Also includes 16,099 shares held by Cuattro Foundation, a 501(c)(3) charitable organization controlled by Mr. Wilson, Mrs. Wilson and the two eldest of their children.  Also includes 7,000 shares owned by Mrs. Wilson, 138,743 shares held in the Wilson Family Trust and 25,726 shares held in trust for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee.  Mr. Wilson disclaims beneficial ownership of the shares held by Cuattro Foundation, Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(11)
Includes one share jointly owned by Mr. Napolitano and Robert B. Grieve, Ph.D. Also includes 100 shares of common stock held by Mrs. Napolitano, with respect to which Mr. Napolitano disclaims beneficial ownership.

(12)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 13, 2019.

(13)	Represents the lowest and highest strike price for stock options outstanding on March 13, 2019.

(14)	Represents the average strike price for stock options outstanding on March 13, 2019.

(15)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 13, 2019.

(16)
Represents shares of common stock issuable upon exercise of stock options outstanding on March 13, 2019 that have a strike price less than $80.01, the closing market price per share of Heska Common Stock on March 13, 2019.

(17)
Represents net shares under the Treasury Stock method assuming a market price per share of $80.01, the closing market price per share of Heska stock on March 13, 2019, for shares of common stock issuable upon exercise of stock options outstanding that have a strike price less than $80.01.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires our Directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska Common Stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2018 our Directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, except that one Form 4 for each of Dr. Wisnewski, Mr. Asakowicz, Mr. Eyl, and Mr. Lippincott were filed late due to administrative error and an additional Form 4 disclosing one transaction with respect to Mr. Eyl was inadvertently filed late.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2018, including the Stock Plan, as amended and restated, the 1997 Employee Stock Purchase Plan, as amended and restated (the "1997 ESPP") and the 2003 Equity Incentive Plan, as amended and restated. Our stockholders have approved all of these plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted-Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	620,553	$40.74	273,998
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	620,553	$40.74	273,998

Our stockholders have authorized that up to 450,000 shares may be issued under our 1997 ESPP. 429,729 of these authorized shares have been used to purchase shares under the 1997 ESPP through December 31, 2018, leaving 20,271 shares remaining for purchase under our 1997 ESPP on December 31, 2018, which is included in column (c) of the above table.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS
Related Party Transactions
Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska's website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company's Common Stock, or an immediate family member of any of those persons.

Kevin S. Wilson is Heska Corporation's Chief Executive Officer and President as well as a member of Heska Corporation's Board. Heska Corporation's employment agreement with Mr. Wilson acknowledges that Mr. Wilson has business interests in Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC which may require a portion of his time, resources and attention in his working hours.

Mr. Wilson is the spouse of Shawna M. Wilson ("Mrs. Wilson"). Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC as well as a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in Cuattro Software, LLC.

On February 24, 2013, we acquired a 54.6% interest (the "Acquisition") in Cuattro Veterinary USA, LLC, which was, subsequently, renamed Heska Imaging US, LLC. This transaction marked our entry into the veterinary imaging market. The remaining minority position (45.4%) in Heska Imaging US, LLC was subject to purchase by Heska Corporation under certain performance-based puts (the "US Imaging Puts"). The Amended and Restated Master License Agreement and the Supply Agreement between Heska Imagining US,

LLC and Cuattro, LLC were negotiated at arms length as part of the Acquisition. Immediately following the Acquisition and continuing until immediately prior to the US Imaging Purchase (as defined below), Shawna M. Wilson, Clint Roth, DVM, Steven M. Asakowicz, Rodney A. Lippincott, Kevin S. Wilson and Cuattro, LLC (collectively, the "Imaging Minority") owned approximately 29.75%, 8.39%, 4.09%, 3.07%, 0.05% and 0.05% of Heska Imaging US, LLC, respectively. Steven M. Asakowicz serves as Executive Vice President, Companion Animal Health Sales for Heska Corporation, Rodney A. Lippincott serves as Executive Vice President, Companion Animal Health Sales for Heska Corporation. Mr. Wilson was also a founder of Cuattro Veterinary USA, LLC.

On May 31, 2016, Heska Corporation closed the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") with Cuattro Veterinary, LLC ("Cuattro International"), Cuattro International Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), Kevin S. Wilson, and all of the members of Cuattro International (the "Members"). Pursuant to the Merger Agreement, on the Closing Date the Merger Sub was merged with and into Cuattro International, with Cuattro International surviving the merger as a wholly-owned subsidiary of the Company. In addition, as of the Closing Date, Cuattro International was renamed Heska Imaging International, LLC, and the Company’s interest in both Heska Imaging International, LLC ("International Imaging") and Heska Imaging US, LLC was transferred to the Company’s wholly-owned subsidiary, Heska Imaging Global, LLC ("Global Imaging"). Heska Imaging US, LLC, Cuattro, LLC and Global Imaging agreed the Amended and Restated Master License Agreement and the Supply Agreement with Cuattro, LLC would be assigned from Heska Imaging US, LLC to Global Imaging so that the licensing and supply agreements would be between Cuattro, LLC and Global Imaging after the transactions contemplated by the Merger Agreement closed. Mr. Wilson was a founder of Cuattro International and Cuattro, LLC and, including equity held by members of his family and trust for the benefit of his children and family, owned a majority interest in Cuattro International prior to the transactions contemplated by the Merger Agreement closing.

The required performance criteria for the US Imaging Puts were met based on 2016 financial performance, Heska Corporation considered notice given on March 3, 2017 that the US Imaging Puts were being exercised in full and on May 31, 2017, Heska Corporation delivered $13.8 million in cash to purchase the remaining 45.4% in Heska Imaging US, LLC it did not already own (the "US Imaging Purchase").

On April 3, 2017, and in accordance with the terms of its Operating Agreement, Heska Imaging US, LLC distributed $2.1 million based on financial results through December 31, 2016, including $1.0 million to the Imaging Minority. In January 2018, there was a distribution of $277 thousand to the owners of Heska Imaging US, LLC immediately prior to the US Imaging Purchase, including $126 thousand to the Imaging Minority, based on the financial results of Heska Imaging US, LLC through May 31, 2017.

On June 1, 2017, the Company consolidated (the "Consolidation") its assets and liabilities in Heska Imaging US, LLC and Heska Imaging International, LLC into Heska Imaging Global, LLC, which was re-named Heska Imaging, LLC ("Heska Imaging").

On November 26, 2018, Heska Imaging, entered into a Purchase Agreement for Certain Assets (the "Purchase Agreement") with Cuattro, LLC, pursuant to which Heska Imaging will purchase certain software and related assets (the "Software Assets") for an aggregate purchase price of approximately $8.2 million and terminate its existing license of the Software Assets and certain related obligations as described below (the "2018 Imaging Transactions"). The aggregate purchase price consists of $2.75 million in cash and 54,763 shares of the Company’s common stock, $0.01 par value per share. The Purchase Agreement includes a covenant of each party to use reasonable commercial efforts and negotiate in good faith with its hardware vendors to make hardware components available to both parties on the same terms. The 2018 Imaging Transactions closed on December 21, 2018.

As part of the 2018 Imaging Transactions, Heska Imaging acquired ownership of the Software Assets that were subject to the Amended and Restated License Agreement and the Amended and Restated License Agreement was terminated. Cuattro, LLC will retain ownership of software used in markets other than the veterinary market that is similar or identical to the Software Assets. The Supply Agreement was also terminated as part of the 2018 Imaging Transactions, although Cuattro, LLC is obligated, without further compensation, to assist Heska Imaging to implement data migration to a third-party image hosting platform and to continue to provide hosting, DICOM nodes, data migration and other cloud-related services to Heska Imaging through December 31, 2019, which may be extended as necessary to complete the transition to a third-party provider if such transition has not occurred for any reason other than failure of Heska Imaging to cooperate with the transition. While the remaining Cuattro, LLC obligations were originally negotiated at arm’s length as part of the Acquisition, Mr. Wilson has an interest in these obligations and any time and resources devoted to monitoring, overseeing and fulfilling the obligations and commitments of both Cuattro, LLC and Heska Imaging in this transition may prevent us from deploying resources on more productive matters.

We have entered into consulting agreements related to the Software Assets with two software consultants who we are aware also are to perform consulting services for Cuattro, LLC. We hired two employees following the 2018 Imaging Transactions who previously worked exclusively for Cuattro, LLC and who we are aware continue to offer to work part-time for Cuattro, LLC when not working for the Company.

Cuattro, LLC charged Heska Imaging US, LLC $3.6 million from January 1, 2016 through May 31, 2016 and charged Heska Imaging Global, LLC $10.9 million from June 1, 2016 through December 31, 2016, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectfully; Heska Corporation charged Heska Imaging US, LLC $5.3 million during 2016, primarily related to sales and other administrative expenses; and Heska Corporation net charged Cuattro, LLC $189 thousand during 2016, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

Cuattro, LLC charged Heska Imaging $17.7 million during 2017 primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectfully. Heska Corporation charged Heska Imaging US, LLC $2.9 million during the five months ended May 31, 2017, primarily related to sales expenses. Heska Corporation net charged Cuattro, LLC $111 thousand during 2017, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

Cuattro LLC charged Heska Imaging $4.6 million during 2018 primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectfully. Heska Corporation net charged Cuattro, LLC $3 thousand during 2018 primarily related to facility usage and other services. In, general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

At December 31, 2018, Heska Imagining owed Cuattro LLC $226 thousand.

Since January 1, 2016, the Company has not been a participant in any transaction with a related person other than described above and the indemnification agreements described below.

Indemnification agreements with officers and directors

Our Certificate of Incorporation and our Bylaws provide that we will indemnify each of our directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Objective and Philosophy
The Compensation Committee of Heska Corporation's Board of Directors (the "Compensation Committee") administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation and increase stockholder value. The Compensation Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Compensation Committee's goal in executive compensation is to design and administer programs that best serve these ends.
What is Heska's Executive Compensation Program Designed to Reward?
The Compensation Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska's financial performance and to recognize individual initiative, leadership, achievement and other contributions. We believe an effective compensation program will reward executives for working well collectively as well as for strong individual performance.

What are the Elements of Heska's Executive Compensation?

Our compensation program is designed to reward four interlocking aspects of executive performance:

•	Annual financial performance: rewarded primarily through the awards paid under the Management Incentive Plan ("MIP");

•	Individual contribution: rewarded primarily through the setting of base salary and annual MIP targets;

•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program; and

•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels.
Why Does Heska Choose to Pay Each Element of Executive Compensation?
Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our MIP discussed below.
Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.
Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and

Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company's future and long-term prospects.
Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. All of our Executive Officers have employment agreements. An Executive Officer's extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Determination of Compensation Elements

In reviewing the compensation of our Executive Officers, the Compensation Committee reviews the nature and scope of each Executive Officer's responsibilities as well as his or her effectiveness in that role and in supporting the Company's long-term goals. Heska's Board of Directors (the "Board") formally evaluates the Chief Executive Officer (our "CEO"). Our CEO communicates his view of the performance of other Executive Officers to the Compensation Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Compensation Committee's consideration. The Company has a review system it uses to evaluate its employees, including Executive Officers, which the CEO may consider, potentially along with other information, such as third-party interviews of Company employees who interact with the Company's Executive Officers. In the past several years, the Officer responsible for Human Resources has compiled and/or presented data discussed below for the Compensation Committee's consideration of the different compensation elements.

The Compensation Committee has considered it appropriate, and in the best interests of Heska's stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed ("Comparable Companies"). The Compensation Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. In compensation matters, the Compensation Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

The Compensation Committee engaged an outside compensation consultant (the "Consultant") in 2016 and 2017 regarding Executive Compensation matters. The Compensation Committee viewed the Consultant as an advisor only, and the Compensation Committee retained the discretion to implement or not implement the Consultant's suggestions. The Consultant did not advise the Compensation Committee regarding Executive Compensation matters in 2015, 2018 or 2019. Other than services related to Director Compensation in 2015 and 2017 and Executive Compensation in 2016 and 2017, the Consultant did not provide any other services to the Company in 2015, 2016, 2017, 2018 or 2019.
The Compensation Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2015 and 2016, the Compensation Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., Aratana Therapeutics, Inc., Array Biopharma Inc., Axogen, Inc., Caladrius Biosciences, Inc., Cumberland Pharmaceuticals Inc., Cutera, Inc., DepoMed, Inc., Derma Sciences, Inc., DURECT Corporation, Enzo Biochem, Inc., Harvard Bioscience, Inc., Lannett Company, Inc., Natural Alternatives International, Inc., Pernix Therapeutic Holdings, Inc., POZEN Inc., Progenics Pharmaceuticals, Inc., Psychemedics Corporation, Quidel Corporation, Retractable Technologies, Inc., Synergetics USA, Inc., Tearlab Corp., Unilife Corporation, XOMA Corporation and Zogenix, Inc. In 2017, the Compensation Committee received advice from the Consultant regarding the group of companies to review in relation to Executive Compensation and reviewed compensation data for the following companies as part of its review of Executive Compensation:

Abaxis, Inc., ANI Pharmaceuticals, Inc., Anika Therapeutics, Inc., Array BioPharma Inc., Atrion Corporation, Endologix, Inc., Enzo Biochem, Inc., Landauer, Inc., Meridian Bioscience, Inc., Natera, Inc., National Research Corporation, OraSure Technologies, Inc., Osiris Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Quidel Corporation, Spectrum Pharmaceuticals, Inc., STAAR Surgical Company, Tactile Systems Technology, Inc., Teligent, Inc. and Veracyte, Inc. as well as aggregate data from a Radford Life Sciences Custom Report created with data from the following companies: Abaxis, Inc., Aduro Biotech, Inc., Anika Therapeutics, Inc., Array BioPharma Inc., Coherus Biosciences, Inc., CryoLife, Inc., Enanta Pharmaceuticals, Inc., FibroGen, Inc., Intersect ENT, Inc., Mannkind Corporation, Meridian Bioscience, Inc., Merrimack Pharmaceuticals, Inc., Momenta Pharmaceuticals, Inc., Nanostring Technologies, Inc., Natera, Inc., OraSure Technologies, Inc., Progenics Pharmaceuticals, Inc., PTC Therapeutics, Inc., Quidel Corporation, Repligen Corporation, Retrophin, Inc., SciClone Pharmaceuticals, Inc., STAAR Surgical Company, Surmodics, Inc., Supernus Pharmaceuticals, Inc., Veracyte, Inc. and Xencor, Inc. In 2018, the Company reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., ANI Pharmaceuticals, Inc., Anika Therapeutics, Inc., Array BioPharma Inc., Atrion Corporation, Endologix, Inc., Enzo Biochem, Inc., Landauer, Inc., Meridian Bioscience, Inc., Natera, Inc., National Research Corporation, OraSure Technologies, Inc., Osiris Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Quidel Corporation, Spectrum Pharmaceuticals, Inc., STAAR Surgical Company, Tactile Systems Technology, Inc., Teligent, Inc. and Veracyte, Inc. In 2015, 2016 and 2017, the Compensation Committee also reviewed Radford Life Sciences Executive Survey data and Mountain States Employees Council Survey data.
Base Salary. The Compensation Committee reviews each Executive Officer's base salary annually. When reviewing base salaries, the Compensation Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. Similar positions are grouped to ensure both internal equity and external equity. The Compensation Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
In March 2014, Mr. Wilson became our Chief Executive Officer and President at an annual salary of $275,000 and the Company entered into a new employment agreement with Mr. Wilson (the "Wilson Agreement"). See "March 2014 Wilson Employment Agreement" and "Transition of Chief Executive Officer Role" below for more detail.
Following approval by the Compensation Committee in September 2015, who reviewed proposed responsibilities and market compensation data, Mr. Napolitano's annual salary was increased to $350,000 concurrent with his being named the Company's Chief Operating Officer effective October 1, 2015.
In September 2016, the Compensation Committee reviewed Executive Officer performance, responsibilities, and market compensation data with Mr. Wilson and, effective October 1, 2016, and increased Dr. Wisnewski's annual salary to $300,000.
In December 2017, Ms. Grassman was appointed as the Company's Vice President, Chief Accounting Officer and Controller at an annual salary of $210,000.
In December 2017, based in part on Mr. Wilson’s strong performance as Chief Executive Officer and President of the Company, the Compensation Committee authorized and approved an increased annual salary for Mr. Wilson to $600,000.
In April 2018, Mr. Aroesty was appointed as the Company's Executive Vice President, International Diagnostics at an annual salary of $300,000.

Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Compensation Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. In May 2014, our stockholders approved the Amended and Restated Management Incentive Plan Master Document (the "Master Document"). A goal of the Master Document is self-funding status for the MIP in any given year. A given year's MIP can be implemented by the Compensation Committee agreeing on four parameters: 1) the Category Percentages - the percent of salary, based on job category, that determines an individual's targeted bonus compensation, 2) the Plan Allocation - a guideline in determining the MIP Payout to an individual, such as the relative weighting of companywide and individual performance, 3) the Key Parameters on which the MIP Payouts are to be based and 4) the Payout Structure by which MIP funding is accrued. Typically there has been a cap on the MIP of approximately at least 150% of target payout to all employees, although this was not required in any given year and the cap for 2016, 2017 and 2018 was 200% of target payout for each MIP Participant. Each individual has a MIP Payout "target" and this is intended as a guideline. Our CEO will generally make recommendations to the Compensation Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Compensation Committee. All Executive Officers are eligible to participate in our 2019 MIP. We do not believe our compensation policy for our Executive Officers, our sales force or our other employees are reasonably likely to have a material adverse effect on our Company. We generally pay our sales force commissions based on sales volume and other targets, which we believe is typical in our industry.

In March 2016, after reviewing and discussing with Management the Company's 2015 financial results and 2016 budget, the Compensation Committee agreed to adopt the 2016 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Vice President-level: 40% Other Officers: 35%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $9.8 million of PMTI and $106 million in Revenue
Target funding of $1.3 million at $11.5 million of PMTI and $115 million of Revenue (76.5% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to PMTI interpolation
Total MIP Payouts Capped at $1.95 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Vice President-level participants may elect to receive up to 50% of MIP Payout in Restricted Stock, subject to a 2,500 share maximum

Mr. Wilson was ineligible to participate in the 2016 MIP due to his employment agreement. Participating Executive Officers were given the option to elect to receive up to 50% of MIP Payouts in Common Stock in lieu of cash under the 2016 MIP (the percentage chosen by a given participating Executive Officer in a given MIP year to be referred to as the "Chosen Percentage" in such MIP year for such Executive Officer) and such Executive Officers were given a corresponding performance-based restricted stock grant related to the Company's Management Incentive Plan (each, an "MIP Grant" and a "20XX MIP Grant" when referring specifically to a given year's MIP, so an MIP Grant issued in relation to the 2016 MIP would be referred to as a "2016 MIP Grant"). Up to 100% of each 2016 MIP Grant was to vest at the time payments were made under the 2016 MIP. The number of shares vesting under a given 2016 MIP Grant was to be determined by multiplying the Chosen Percentage by the holder's MIP Payout, dividing the result by the stock price at the time of the 2016 MIP Grant and rounding to the nearest whole share, with any shares underlying the 2016 MIP Grant that do not vest at this time being forfeited. The balance of the MIP Payout for the individual in the previous sentence is to be in cash after deducting the value of the vested portion of the 2016 MIP Grant as calculated in the previous sentence. For example, if a participating Executive Officer had a Chosen Percentage of 45% and the stock price at the time of the MIP Grant was $22.50 and subsequently was awarded an MIP Payout of $100,000, he or she would vest up to 2,000 shares of the affiliated MIP Grant (45% times $100,000 divided by $22.50), and assuming the affiliated MIP Grant was 2,000 shares he or she would receive $55,000 in cash ($100,000 minus 2,000 shares times $22.50). In the table named "Grants of Plan-Based Awards" below, we list potential cash payouts under the 2016 MIP to the Named Executive Officers, under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" and 2016 MIP Grants that had the potential to vest under "Estimated Future Payouts Under Equity Incentive Plan Awards". These amounts are adjusted for the Chosen Percentages for each Named Executive Officer. Under the 2016 MIP, Chosen Percentages were 45% and 40% for Mr. Napolitano and Dr. Wisnewski, respectively. In March 2016, each of Mr. Napolitano and Dr. Wisnewski received a 2016 MIP Grant of 2,500 shares.

At a Compensation Committee meeting in February 2017, the Compensation Committee reviewed the Company's financial performance, which translated to the maximum Incentive Pool under the 2016 MIP and discussed Mr. Wilson's recommendations regarding total MIP Payouts with Mr. Wilson. The cash MIP Payouts to MIP-eligible Named Executive Officers are listed in the "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Napolitano and Dr. Wisnewski. 2,500 shares from Mr. Napolitano's 2016 MIP Grant were vested. 2,177 shares from Dr. Wisnewski's 2016 MIP Grant were vested, 691 of which were withheld for tax. The vested value of the 2016 MIP Grants as calculated above is included in "Stock Compensation" in the "Summary Compensation Table" below for Mr. Napolitano and Dr. Wisnewski.

In May 2017, after reviewing and discussing with Management the Company's 2016 financial results and 2017 budget, the Compensation Committee agreed to adopt the 2017 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Officers: 40%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $18.6 million of PMTI and $131 million in Revenue
Target funding of $1.43 million at $20.1 million of PMTI and $141.8 million of Revenue (93.3% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to PMTI interpolation
Total MIP Payouts Capped at $2.10 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Officer participants may elect to receive up to 50% of MIP Payout in Restricted Stock, subject to a 3,000 share maximum

Mr. Wilson was ineligible to participate in the 2017 MIP due to his employment agreement. In June 2017, each of Mr. Napolitano and Dr. Wisnewski received a 2017 MIP Grant of 1,180 and 1,011, respectively. Under the 2017 MIP, Chosen Percentages were 40% and 40% for Mr. Napolitano and Dr. Wisnewski, respectively.

At a Compensation Committee meeting in February 2018, the Compensation Committee reviewed the Company’s financial performance for 2017 and determined that the Company’s financial performance did not meet the minimum threshold for MIP Payouts under the 2017 MIP. Accordingly, no MIP Payouts were made and all 2017 MIP Grant shares were forfeited.

During 2017, the Compensation Committee discussed the concept of lowering the MIP Category Percentages for Executive Officers in future MIPs as part of an overall compensation approach which would emphasize large equity grants to a greater degree than in the past.

In July 2018, after reviewing and discussing with Management the Company's 2017 financial results, 2018 budget and the publicly communicated outlook from May 2018 for the Company's financial performance, the Compensation Committee agreed to adopt the 2018 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Officers: 20%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $20.91 million of PMTI and $130 million in Revenue
Target funding of $1.0 million at $21.97 million of PMTI and $139.0 million of Revenue (48.5% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to a minimum post-MIP Operating Income Level
Total MIP Payouts Capped at $1.5 million
Maximum MIP Payout of 200% of Incentive Target for a given participant

As the Compensation Committee believed the 2018 MIP PMTI targets were unlikely to be achieved all "Threshold" and "Target" 2018 MIP Payouts are listed at zero in the "Grants of Plan-Based Awards" table that follows. All "Maximum" MIP Payouts are listed at the maximum of 200% of Incentive Target for a given participant.

At a Compensation Committee meeting in February 2019, the Compensation Committee determined that the Company’s financial performance did not meet the minimum threshold for MIP Payouts under the 2018 MIP. Accordingly, no 2018 MIP Payouts were made.

Long-Term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Compensation Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska's service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska's market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. Stock options grants generally have had 4-year monthly vesting when granted, although the Compensation Committee issued stock options with 3-year annual vesting in March 2018 and could issue stock options with these or other vesting provisions in the future. In addition to the MIP Grants under the Company’s 2016 MIP and

2017 MIP discussed above, the Compensation Committee issued performance-based restricted stock in 2014, 2015 and 2018, as discussed below. It is possible the Compensation Committee may use some or all of performance-based restricted stock, time-based restricted stock, stock options or some other form of long-term equity compensation in the future.

In March 2014, Mr. Wilson was awarded restricted stock awards under the Wilson Agreement. In May 2014, Mr. Wilson was awarded a further restricted stock award under the Wilson Agreement following approval of the Company's stockholders. See "March 2014 Wilson Employment Agreement" below for more detail.

In March 2015, following a discussion with Mr. Wilson at its February 2015 meeting regarding Mr. Wilson's preferred approach to the compensation of management and key individuals, the Compensation Committee approved performance-based restricted stock grants (the "Performance Grants") to certain Executive Officers. The Performance Grants are to cliff vest three years following issuance, subject to the Company achieving $7 million in Operating Cash Flow, as defined in the underlying restricted stock grant agreement, in at least one of 2015, 2016 or 2017. The Company met the Operating Cash Flow requirement based on its 2015 financial results. The Company generally targeted Performance Grants to the Executive Officer's annual salary. Mr. Napolitano received 12,863 shares in Performance Grants and Dr. Wisnewski received 10,892 shares in Performance Grants.

In December 2016, the Compensation Committee discussed long-term compensation for Executive Officers and other key Company managers with Mr. Wilson and awarded option grants for Executive Officers, including Mr. Napolitano and Dr. Wisnewski.

Throughout 2017, the Compensation Committee discussed the concept of moving away from its historical policy of annual long-term compensation grants to an approach entailing less frequent, but larger grants of long-term compensation awards to the Company’s Executive Officers.

In December 2017, based in part on Mr. Wilson’s strong performance as the Company’s Chief Executive Officer and President as well as to more closely align Mr. Wilson's interests with those of our stockholders, Mr. Wilson was issued a performance-based restricted stock grant of 45,000 shares. 16,875 of the performance-based restricted shares were subject to possible market price vesting through December 1, 2024 as follows: 5,625 of such shares shall vest each time the Company’s stock price per share first averages over a 20 trading day period $110 per share, $125 per share and $150 per share. If any of such vesting events is achieved prior to the first anniversary of the grant date, then such vesting event will be deemed to be the first anniversary of the grant date. 28,125 of the performance-based restricted shares were subject to possible vesting in three installments of 9,375 shares each if the Company achieves targeted operating income results of $25 million, $30 million and $35 million through the Company’s fiscal years ending December 31, 2024, with vesting to occur no earlier than the later of (i) three years following the achievement of such target or (ii) the date occurring in calendar year 2022 that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year. Any of the shares that vest are subject to forfeiture generally if within 3 years thereafter the Company issues a restatement of its audited financial statements. The restricted shares may also vest in connection with a change in control of the company, upon the occurrence of Mr. Wilson’s death or defined disability, or termination of employment by the Company without cause or by Mr. Wilson for good reason.

In March 2018 the Compensation Committee authorized the issuance of (i) 9,165, 9,165, and 3,849 restricted common shares (the "Revenue-based Shares") to Mr. Napolitano, Dr. Wisnewski and Ms. Grassman, respectively, in four approximately equal tranches for each individual with vesting tied to minimum service conditions described below and the achievement of four respective annual revenue targets increasing in $30 million increments from $170 million to $260 million, (ii) 7,813, 7,813, and 3,280 restricted common shares (the "Income-based Shares") to Mr. Napolitano, Dr. Wisnewski and Ms. Grassman, respectively, in three approximately equal tranches for each individual with vesting tied to the achievement of three respective annual operating income targets increasing in $5 million increments from $25 million to $35 million, (iii) 12,000, 3,334, 3,334, and 1,401 restricted common shares (the "S&P-based Shares") to Mr. Wilson, Mr. Napolitano, Dr. Wisnewski and Ms. Grassman, respectively, with vesting tied to the Company's common stock closing price outperforming the S&P 500 Index over either a two or four year time period, and (iv) 4,688, 4,688, and 1,970 restricted common shares (the "Stock Price-based Shares") to Mr. Napolitano, Dr. Wisnewski and Ms. Grassman, respectively, in three approximately equal tranches for each individual with vesting tied to minimum service conditions described below and the achievement of three respective 20-day average closing common stock price levels with increases of approximately 25%, 45% and 75% as compared to the Company’s stock price level at the time of grant. Approximately 75% of the Revenue-based Shares have a minimum service condition through the date in each fiscal year that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year (the "Reporting Date") in 2022 and approximately 25% of the Revenue-based Shares have a minimum service condition through the Reporting Date in 2021. Approximately one-third of the Stock Price-based Shares have a minimum service condition through March 7, 2020, March 7, 2021 and March 7, 2022, respectively. S&P-based Shares are to be forfeited if not achieved at the end of the specified time period, Revenue-based Shares and Income-based Shares are to be forfeited if the corresponding performance condition is not met by the Reporting Date in 2025 and Stock Price-based Shares are to be forfeited if the corresponding stock price is not achieved by March 31, 2025. The Compensation Committee also authorized the issuance of stock options with 30,000, 20,000, 20,000 and 10,000 underlying shares to Mr. Wilson, Mr. Napolitano, Dr. Wisnewski and Ms. Grassman. The stock options are to vest in three approximately equal annual tranches or at the time of change in control, and were issued with an exercise price per share of $69.77. The shares of common stock subject to the foregoing awards are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement, and the restricted stock awards are subject to accelerated vesting in the event of a termination without cause or a resignation for good reason or in the event of a change in control of the company, in each case as described in the restricted stock grant agreement.

In July 2018 the Compensation Committee authorized the issuance of (i) 9,165 restricted common shares (the "Aroesty Revenue-based Shares") in four approximately equal tranches with vesting tied to minimum service conditions described below and the achievement of four respective annual revenue targets increasing in $30 million increments from $170 million to $260 million, (ii) 7,813 restricted common shares (the "Aroesty Income-based Shares") in three approximately equal tranches for each individual with vesting tied to the achievement of three respective annual operating income targets increasing in $5 million increments from $25 million to $35 million, (iii)  3,334 restricted common shares (the "Aroesty S&P-based Shares") with vesting tied to the Company's common stock closing price outperforming the S&P 500 Index over either a two or four year time period, and (iv) 4,688 restricted common shares (the "Aroesty Stock Price-based Shares") in three approximately equal tranches for each individual with vesting tied to minimum service conditions described below and the achievement of three respective 20-day average closing common stock price levels with increases of approximately 25%, 45% and 75% as compared to the Company’s stock price level at the time of grant. Approximately 75% of the Aroesty Revenue-based Shares have a minimum service condition through the Reporting Date in 2022 and approximately 25% of the Aroesty Revenue-based Shares have a minimum service condition through the Reporting Date in 2021. Approximately one-third of the Aroesty Stock Price-based Shares have a minimum service condition through July 25, 2020, July 25, 2021 and July 25, 2022, respectively. Aroesty S&P-based Shares are to be forfeited if not achieved at the end of the specified time period, Aroesty Revenue-based Shares and Aroesty Income-based Shares are to be forfeited if the corresponding performance condition is not met by the Reporting Date in 2025 and Aroesty Stock Price-based Shares are to be forfeited if the corresponding stock price is not achieved by March 31, 2025. The Compensation Committee also authorized the issuance of stock options with 20,000 underlying shares to Mr.

Aroesty. The stock options are to vest in three approximately equal annual tranches or at the time of change in control, and were issued with an exercise price per share of $106.67. The shares of common stock subject to the foregoing awards are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement, and the restricted stock awards are subject to accelerated vesting in the event of a termination without cause or a resignation for good reason or in the event of a change in control of the company, in each case as described in the restricted stock grant agreement.

Other Benefits, Compensation or Arrangements

"All Other Compensation" in the "Summary Compensation Table" below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contributions (up to a certain maximum), which was increased to a 40% match of 401(k) contributions (up to a certain maximum) as of April 1, 2018.

All of our Named Executive Officers had employment contracts in 2016, 2017 and 2018, except Ms. Grassman and Mr. Aroesty. Ms. Grassman joined the Company in January 2017, became an Executive Officer in December 2017 and was offered an employment agreement in March 2018. Mr. Aroesty joined the Company and signed an employment agreement at the time he joined the Company in April 2018. These employment agreements entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in noted circumstances. Payments based on salary are typically paid bi-monthly consistent with Company policy. The Compensation Committee believes these terms are common, are in line with the experience of the Compensation Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks. Such a review was conducted in September 2016.

On March 7, 2018, the Company agreed to offer an employment agreement to Catherine Grassman, the Company's Vice President, Chief Accounting Officer and Controller, and the Company's principal financial and accounting officer for Securities and Exchange Commission (the "Commission") reporting purposes. Under the employment agreement, Ms. Grassman's initial employment term is thirty-six months from the effective date, with automatic one year extensions after the original expiration date in the absence of notice to the contrary at least 120 days prior to expiration. Ms. Grassman is to continue to serve as the Company's Vice President, Chief Accounting Officer and Controller at an annual base salary of $210,000, and she is eligible to participate in the Company's MIP. Ms. Grassman is to devote all of her full attention, skills, time and business efforts to the Company. Under the agreement, she is also eligible to participate in the benefits offered to other executives of the Company. Should Ms. Grassman resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Ms. Grassman's death or disability, she is to be entitled to a payment of an amount equal to 6 months of base salary. Should Ms. Grassman resign for good reason or be terminated without cause in connection with a change of control of the Company, she is to be entitled to a payment of an amount equal to 12 months of base salary. The agreement also provides for a 12 month noncompetition and a 24 month non-solicitation period following termination of employment.

Effective April 23, 2018, the Company entered into an employment agreement with Jason D. Aroesty, the Company's Executive Vice President, International Diagnostics. Under the employment agreement, Mr. Aroesty's initial employment term is thirty-six months from the effective date, with automatic one year extensions after the original expiration date in the absence of notice to the contrary at least 120 days prior to expiration. Mr. Aroesty is to continue to serve as the Company's Executive Vice President, International Diagnostics at an annual base salary of $300,000, and he is eligible to participate in the Company's MIP. Mr. Aroesty is to devote all of his full attention, skills, time and business efforts to the Company. Under the agreement, he is also eligible to participate in the benefits offered to other executives of the Company. Should Mr. Aroesty resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Mr. Aroesty’s death or disability on or before April 23, 2021, he is to be entitled to a payment of an amount equal to 12 months of base salary. Should Mr. Aroesty resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Mr. Aroesty’s death or disability after April 23, 2021, he is to be entitled to a payment of an amount equal to 6 months of base salary. Should Mr. Aroesty resign for good reason or be terminated without cause in connection with a change of control of the Company, he is to be entitled to a payment of an amount equal to 12 months of base salary. The agreement also provides for a 12 month noncompetition and a 24 month non-solicitation period following termination of employment.

Transition of Chief Executive Officer Role

Our Board of Directors has expressed a high degree of interest in focusing the Company on growth opportunities for several years. Cognizant of this and following discussions with Mr. Wilson, Robert B. Grieve, Ph.D., the Company’s Chairman and Chief Executive Officer from May 2000 to March 2014, raised the possibility with other Board members in November 2013 of Mr. Wilson becoming Chief Executive Officer, with Dr. Grieve acting in an Executive Chairman role for a transition period. Dr. Grieve noted the very positive commercial impact Mr. Wilson had made on the Company in less than a year as President and Chief Operating Officer, as well as Mr. Wilson's experience in generating strong growth at his prior company, Sound Technologies, Inc. Following discussions and diligence by the Compensation Committee as well as individual Board members, the Board discussed this notion in depth at an in-person Board meeting on February 19, 2014 and decided to proceed. On February 19, 2014, the Compensation Committee met and unanimously agreed to offer Mr. Wilson a new employment agreement with certain economic terms. The Compensation Committee authorized Mr. Gordon to negotiate with Mr. Wilson to finalize this agreement. Mr. Gordon was ultimately able to obtain agreement with Mr. Wilson, which was approved by the Compensation Committee in a telephonic meeting on March 25, 2014. Mr. Wilson and William A. Aylesworth, the Company’s Lead Director from May 2010 to May 2014, signed the resulting agreement one day later, on March 26, 2014.

March 2014 Wilson Employment Agreement

The Compensation Committee hired the Consultant to advise on Mr. Wilson's compensation as Chief Executive Officer and President. Mr. Wilson expressed a strong preference for upfront restricted stock grants in lieu of other forms of compensation. The Consultant advised a majority of such compensation be subject to vesting based on performance. Members of the Board and the Compensation Committee ultimately felt that this would best align Mr. Wilson's interest with stockholder interest.

Mr. Wilson agreed to an employment agreement with the following components on March 26, 2014. The term of Mr. Wilson's employment agreement was to expire on March 26, 2018. Beginning immediately following the filing of the Company's Form 10-K, which occurred on March 31, 2014, Mr. Wilson began to serve as Chief Executive Officer and President of the Company for an annual base salary of $275,000. Our Board agreed to nominate Mr. Wilson for election to a three-year term as director at the 2014 Annual Meeting as well as for future election when Mr. Wilson's then existing term is set to expire. Mr. Wilson was eligible to participate in the Company's 2014 MIP based on service from January 1, 2014 to March 31, 2014 at a Category Percentage of 35% but not for service after becoming Chief Executive Officer, which translated to a

Category Percentage of less than 9% for full year 2014. Pursuant to the employment agreement, the Company granted Mr. Wilson 110,000 shares of restricted stock (the "Time Grant") which were to vest as follows, subject to the terms and conditions of the related award agreement: (i) 27,500 shares on the six month anniversary of the employment agreement on September 26, 2014 and (ii) 27,500 shares on each of March 26, 2015, March 26, 2016 and March 26, 2017. Other than in special circumstances, Mr. Wilson is not to receive periodic equity grants normally made to executives of the Company.

In addition, the Company's stockholders approved a 130,000 share restricted stock grant to Mr. Wilson (the "Contract Grant") at our 2014 Annual Meeting. The Contract Grant, subject to the terms and conditions of the related award agreement was to vest in ten (10) performance-based tranches - five of which were to be based on the market price of the Company's Common Stock reaching targeted thresholds based on a 90 trading day trailing average and five of which were to be based on Adjusted EBITDA, as defined in the employment agreement, reaching certain targeted thresholds. Based on 2014 performance, Mr. Wilson vested all five tranches based on Adjusted EBITDA and one of five tranches based on the market price of the Company's Common Stock. The remaining four tranches based on the market price of the Company's Common Stock vested during 2015.

The issuance of shares to Mr. Wilson under the Wilson Agreement is the reason the "Stock Awards" column of the "Summary Compensation Table" below shows a zero value in 2016. The expensing of shares issued to Mr. Wilson under the Wilson Agreement is responsible for the annual decrease in "Stock Awards" column of the "Historical Compensation Table" below; the "Stock Awards" expense decreased in 2017 as compared to 2016 as recognition related to fewer underlying award shares vested.

March 2018 Wilson Employment Agreement

On March 7, 2018, the Company agreed to a new employment agreement with Mr. Wilson, the Company's Chief Executive Officer and President, which superseded and terminated Mr. Wilson's existing employment agreement that was set to expire by its terms on March 26, 2018. Under the new employment agreement, Mr. Wilson's employment term is to expire on December 31, 2021, he is to continue to serve as the Company's Chief Executive Officer and President at an annual base salary of $600,000, and the Board has agreed during the term of the agreement to nominate Mr. Wilson for election to the Board at each stockholder meeting when Mr. Wilson is up for election, which next such election is expected in 2020. Mr. Wilson remains eligible to participate in the Company's MIP, or such other bonus programs as established by the Compensation Committee, at a target bonus of 20% of his base salary then in effect. Pursuant to the agreement, the Company granted to Mr. Wilson the 12,000 S&P-based Shares and the stock option to purchase 30,000 shares of common stock discussed above and also agreed that at its 2018 Annual Meeting of Stockholders, the Company was to propose for approval by its stockholders an additional 250,000 shares of the Company's common stock to be authorized for issuance under the Stock Plan (the "Share Increase") and the Company was to grant Mr. Wilson an additional 33,000 shares under certain performance-based and time-based service conditions if the Share Increase was approved by the Company’s stockholders. The Share Increase was approved by the Company's stockholders in May 2018 and the Company granted Mr. Wilson 33,000 Revenue-based Shares (the "Conditional Grant"), which shares shall vest in tranches of 8,250 shares and are subject to the other terms and conditions of the Revenue-based Shares as described above. Mr. Wilson is to devote all of his business efforts and time as well as other such attention, skills, time and business efforts to the Company as are necessary to responsibly act as Chief Executive Officer and President; provided, however, that Mr. Wilson may perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC, and Cuattro Medical, LLC, as long as such services do not adversely affect Mr. Wilson's obligations to the Company. Under the agreement, Mr. Wilson is also eligible to participate in the benefit programs, such as the Company's 401(k) plan, generally available to the Company's executive officers. Should Mr. Wilson resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Mr. Wilson's death or disability, (i) he is to be entitled to a payment of an amount equal to 12 months of base salary, and (ii) all vesting of outstanding equity awards will terminate immediately, provided that if his employment is terminated (A) at least one year following a grant date due to death or disability, any remaining unvested equity awards will vest, and (B) if within one year after any such termination without cause or for good reason the Company achieves one or more of the performance criteria for vesting, then any equity awards that would otherwise have vested by virtue of the achievement shall be deemed to vest on the applicable vesting date as if such employment had not terminated. Should Mr. Wilson resign for good reason or be terminated without cause in connection with a change of control of the Company, he is to be entitled to (i) a payment of an amount equal to 12 months of base salary, and (ii) the vesting of all then unvested equity awards. As described above, the shares of common stock subject to the equity awards issued pursuant to the employment agreement are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement. The agreement also provides for a 12 month noncompetition and non-solicitation period following termination of employment.

Compensation Tax Deductibility

The Compensation Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code when possible. The Master Document was designed to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code based on the laws in place at the time of its adoption. However, the Compensation Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

In summary, as Heska Corporation continues to evolve, Heska's Executive Compensation is evolving. The Compensation Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables

The following table sets forth compensation for services rendered in all capacities to us during 2016, 2017 and 2018 by Kevin S. Wilson, who served as our Chief Executive Officer throughout 2018, Catherine I. Grassman, who served as our Chief Accounting Officer throughout 2018 and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2018 (the "Listed Executive Officers"). The following table represents compensation recognized for financial reporting purposes for each of the Listed Executive Officers in a given year. The "Stock Awards" column lists the cost of restricted stock granted to each of the Listed Executive Officers recognized for financial reporting purposes. The "Option Awards" column lists the cost of options granted to each of the Listed Executive Officers recognized for financial reporting purposes. In general, restricted stock and stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.
Historical Compensation Table

Name and Principal Position		Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson Chief Executive Officer and President	2018 2017 2016	600,000 302,083 275,000	— — —	1,105,772 153,398 240,625	218,442 14,661 23,702	— — —	— — —	8,840 7,555 7,805	1,933,054 477,697 547,132
Jason A. Napolitano (7) Chief Operating Officer and Chief Strategist	2018 2017 2016	350,000 350,000 350,000	— — —	156,133 103,333 187,433	329,979 195,518 121,193	— — 165,900	— — —	9,381 7,896 7,896	845,493 656,747 832,422
Nancy Wisnewski Ph.D. (8) Executive Vice President, Diagnostic Operations and Product Development	2018 2017 2016	300,000 300,000 271,875	— — —	152,835 87,499 158,033	268,073 132,064 69,095	— — 109,891	— — —	9,891 8,482 8,338	730,799 528,045 617,232
Jason D. Aroesty Executive Vice President, International Diagnostics	2018	206,923	—	101,632	119,228	—	—	6,207	433,990
Catherine I. Grassman (9) Vice President, Chief Accounting Officer and Controller	2018 2017	210,000 172,216	— —	56,565 —	72,814 —	— —	— —	8,444 3,727	347,823 175,943

The following table sets forth compensation for services rendered in all capacities to us during 2016, 2017 and 2018 by Kevin S. Wilson, who served as our Chief Executive Officer throughout 2018, Catherine I. Grassman, who served as our Chief Accounting Officer throughout 2018 and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2018 (the "Named Executive Officers"). The following table sets forth compensation for services rendered in all capacities to us during 2016, 2017 and 2018 by the Named Executive Officers for the fiscal year ended December 31, 2018. The following table contains the same information as above with the exception of the columns entitled "Stock Awards" and "Option Awards." "Stock Awards" in the following table represent the grant day value for all stock grants for a given individual in a given year rather than the cost of stock grants for such individual recognized in such year for financial reporting purposes. "Option Awards" in the following table represent the grant date option value for all stock options granted to a given individual in a given year rather than the cost of stock option grants for such individual recognized in such year for financial reporting purposes.

Summary Compensation Table

Name and Principal Position		Salary ($) (1)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson Chief Executive Officer and President	2018 2017 2016	600,000 302,083 275,000	— — —	3,344,700 3,658,838 —	800,712 — —	— — —	— — —	8,840 7,555 7,805	4,754,252 3,968,476 282,805
Jason A. Napolitano (7) Chief Operating Officer and Chief Strategist	2018 2017 2016	350,000 350,000 350,000	— — —	1,614,711 — 84,100	533,808 — 397,923	— — 165,900	— — —	9,381 7,896 7,896	2,507,899 357,896 1,005,819
Nancy Wisnewski Ph.D. (8) Executive Vice President, Diagnostic Operations and Product Development	2018 2017 2016	300,000 300,000 271,875	— — —	1,614,711 — 73,234	533,808 — 302,421	— — 109,891	— — —	9,891 8,482 8,338	2,458,410 308,482 765,760
Jason D. Aroesty Executive Vice President, International Diagnostics	2018	206,923	—	2,460,168	821,848	—	—	6,207	3,495,146
Catherine I. Grassman (9) Vice President, Chief Accounting Officer and Controller	2018 2017	210,000 172,216	— —	678,154 —	266,904 —	— —	— —	8,444 3,727	1,163,502 175,943

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2)	Represents cost recognized in each year for financial reporting purposes, based on estimates determined under ASC 718.
(3)
Grant date fair value of option awards and stock awards with market conditions are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our 2018 Form 10-K in our Note 11 of the Notes to Consolidated Financial Statements.

(4)	Represents grant date fair value.
(5)	Amounts earned pursuant to cash payouts under our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.
(6)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.
(7)
Mr. Napolitano served as our Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary from October 1, 2015 to September 28, 2016, as our Chief Operating Officer, Chief Strategist and Secretary from September 28, 2018 to March 8, 2019 and as our Chief Operating Officer and Chief Strategist thereafter.

(8)
Dr. Wisnewski served as our Executive Vice President, Product Development and Customer Service from April 2011 to September 28, 2016 and as our Executive Vice President, Diagnostic Operations and Product Development thereafter.

(9)	Ms. Grassman served as our Director, Corporate Controller from January 30, 2017 through November 30, 2017 and as our Vice President, Chief Accounting Officer and Controller thereafter.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2018 to the Named Executive Officers.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Kevin S. Wilson	3/7/2018	—	—	—	—	7,622	12,000	—	—	—	837,240
	3/7/2018	—	—	—	—	—	—	—	30,000	69.77	800,712
	5/3/2018	—	—	—	—	33,000	33,000	—	—	—	2,807,970
	NA	—	—	240,000	—	—	—	—	—	—	—
Jason A. Napolitano	3/7/2018	—	—	—	—	9,165	9,165	—	—	—	639,442
	3/7/2018	—	—	—	—	7,813	7,813	—	—	—	545,113
	3/7/2018	—	—	—	—	4,032	4,688	—	—	—	281,313
	3/7/2018	—	—	—	—	2,134	3,334	—	—	—	148,889
	3/7/2018	—	—	—	—	—	—	—	20,000	69.77	533,808
	NA	—	—	140,000	—	—	—	—	—	—	—
Nancy Wisnewski, Ph.D.	3/7/2018	—	—	—	—	9,165	9,165	—	—	—	639,442
	3/7/2018	—	—	—	—	7,813	7,813	—	—	—	545,113
	3/7/2018	—	—	—	—	4,032	4,688	—	—	—	281,313
	3/7/2018	—	—	—	—	2,134	3,334	—	—	—	148,889
	3/7/2018	—	—	—	—	—	—	—	20,000	69.77	533,808
	NA	—	—	120,000	—	—	—	—	—	—	—
Jason D. Aroesty	7/25/2018	—	—	—	—	9,165	9,165	—	—	—	977,631
	7/25/2018	—	—	—	—	7,813	7,813	—	—	—	833,413
	7/25/2018	—	—	—	—	3,968	4,688	—	—	—	423,267
	7/25/2018	—	—	—	—	2,118	3,334	—	—	—	225,927
	7/25/2018	—	—	—	—	—	—	—	20,000	106.67	821,848
	NA	—	—	82,849	—	—	—	—	—	—	—
Catherine I. Grassman	3/7/2018	—	—	—	—	3,849	3,849	—	—	—	268,545
	3/7/2018	—	—	—	—	3,280	3,280	—	—	—	228,846
	3/7/2018	—	—	—	—	1,694	1,970	—	—	—	118,190
	3/7/2018	—	—	—	—	897	1,401	—	—	—	62,584
	3/7/2018	—	—	—	—	—	—	—	10,000	69.77	266,904
	NA	—	—	84,000	—	—	—	—	—	—	—

(1)	All compensation in these columns is related to the Company's 2018 MIP.

Outstanding Equity Awards at Fiscal Year-End

The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2018 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin S. Wilson	—	30,000 (3)	—	69.77	3/6/2028	—	—	28,125 (4)	2,421,563
	11,000	—	—	8.35	2/23/2023			16,875 (5)	1,452,938
	25,000	—	—	7.36	11/20/2023	—	—	12,000 (6)	1,033,200
	—	—	—	—	—	—	—	33,000 (7)	2,841,300
Jason A. Napolitano	—	20,000 (3)	—	69.77	3/6/2028	—	—	3,126 (8)	269,149
	7,500	7,500	—	72.85	12/28/2026	—	—	9,165 (7)	789,107
	14,250	4,750	—	39.76	12/28/2025	—	—	7,813 (9)	672,699
	4,062	938	—	32.21	9/24/2025	—	—	1,562 (10)	134,488
	14,000	—	—	18.13	12/30/2024	—	—	3,334 (6)	287,057
	20,000	—	—	7.36	11/20/2023	—	—	—	—
	5,500	—	—	8.38	2/19/2023	—	—	—	—
	10,000	—	—	8.55	12/18/2022	—	—	—	—
	10,000	—	—	6.90	12/11/2021	—	—	—	—
	13,500	—	—	4.96	12/30/2020	—	—	—	—
	14,000	—	—	4.50	11/9/2019	—	—	—
Nancy Wisnewski, Ph.D.	—	20,000 (3)	—	69.77	3/6/2028	—	—	3,126 (8)	269,149
	5,700	5,700	—	72.85	12/28/2026	—	—	9,165 (7)	789,107
	8,250	2,750	—	39.76	12/28/2025	—	—	7,813 (9)	672,699
	11,000	—	—	18.13	12/30/2024	—	—	1,562 (10)	134,488
	18,000	—	—	7.36	11/20/2023	—	—	3,334 (6)	287,057
	10,000	—	—	8.55	12/18/2022	—	—	—	—
	10,000	—	—	6.90	12/11/2021	—	—	—	—
	7,500	—	—	6.76	5/1/2021	—	—	—	—
	6,000	—	—	4.96	12/30/2020	—	—	—	—
	6,000	—	—	4.50	11/9/2019	—	—	—	—
	1,000	—	—	5.00	9/13/2019	—	—	—	—
Jason D. Aroesty	—	20,000 (3)	—	106.67	7/24/2028	—	—	9,165 (7)	789,107
	—	—	—	—	—	—	—	7,813 (9)	672,699
	—	—	—	—	—	—	—	4,688 (11)	403,637
	—	—	—	—	—	—	—	3,334 (12)	287,057
Catherine I. Grassman	—	10,000 (3)	—	69.77	3/6/2028	—	—	1,314 (8)	113,135
	—	—	—	—	—	—	—	3,849 (7)	331,399
	—	—	—	—	—	—	—	3,280 (9)	282,408
	—	—	—	—	—	—	—	656 (10)	56,482
	—	—	—	—	—	—	—	1,401 (6)	120,626

(1)
Unless otherwise noted, all unexercisable options are to vest and become exercisable in equal monthly amounts until the final monthly vesting date, when all options will be vested and exercisable, which is to occur one day following the day six years prior to the listed option expiration date.

(2)	Options are subject to earlier termination in certain events related to termination of service.

(3)	To vest in three equal annual tranches, the last of which is to occur one day following the day seven years prior to the listed option expiration date.

(4)
To vest in three equal tranches upon the Company achieving fiscal year Operating Income results of $25 million, $30 million and $35 million and which may vest no sooner than the later of: (i) the date occurring in calendar year 2022 that the Company’s independent registered public accountants issue their financial report for the preceding fiscal year and (ii) the date the Company’s independent registered public accountants issue their financial report for the preceding fiscal year in which the proposed vesting result has been achieved, subject to other vesting provisions in the related restricted stock grant agreement.

(5)
To vest in three equal tranches upon the Company’s stock price achieving a trailing 20-day average price of $110, $125 and $150, subject to other vesting provisions in the related restricted stock grant agreement.

(6)
To vest in tranches of approximately 57% and 43% of total if the Company’s stock price outperforms the S&P 500 index for the period from March 7, 2018 to March 7, 2020 and from March 7, 2018 to March 7, 2022, respectively, subject to other vesting provisions in the related restricted stock grant agreement.

(7)
To vest in four equal tranches upon the Company achieving fiscal year Revenue results of $170 million, $200 million, $230 million and $260 million and which is to vest no sooner than the later of (i) March 7, 2022 with the exception of the $200 million revenue target, which may vest as of March 7, 2021 and (ii) the date the Company’s independent registered public accountants issue their financial report for the preceding fiscal year in which the proposed vesting result has been achieved, subject to other vesting provisions in the related restricted stock grant agreement.

(8)	Represents shares for which the market-based performance condition has been met, half of which are to vest on March 7, 2020 and half of which are to vest on March 7, 2021.

(9)
To vest in three equal tranches upon the Company achieving fiscal year Operating Income results of $25 million, $30 million and $35 million and which is to vest on the date the Company’s independent registered public accountants issue their financial report for the preceding fiscal year in which the proposed vesting result has been achieved, subject to other vesting provisions in the related restricted stock grant agreement.

(10)	To vest upon the Company’s stock price achieving a trailing 20-day average price of $122.10, subject to other vesting provisions in the related restricted stock grant agreement.

(11)
To vest in three equal tranches upon the Company’s stock price achieving a trailing 20-day average price of $133.34, $154.67 and $186.67, subject to other vesting provisions in the related restricted stock grant agreement.

(12)
To vest in tranches of approximately 57% and 43% of total if the Company’s stock price outperforms the S&P 500 index for the period from July 25, 2018 to July 25, 2020 and from July 25, 2018 to July 25, 2022, respectively, subject to other vesting provisions in the related restricted stock grant agreement.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows aggregate exercises of options to purchase our common stock and vesting of shares in the fiscal year ended December 31, 2018 for each of the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Kevin S. Wilson	—	—	—	—
Jason A. Napolitano	11,000	1,127,500	12,863	1,009,746
Nancy Wisnewski, Ph.D.	5,000	467,950	10,892	855,022
Jason D. Aroesty	—	—	—	—
Catherine I. Grassman	—	—	—	—

The closing market price per share of our stock at our fiscal year-end on December 31, 2018 was $86.10.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or in connection with a change-in-control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2018 as determined under the terms of our plans and arrangements as in effect on December 31, 2018.

Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement in effect on December 31, 2018 with each of Mr. Wilson, Mr. Napolitano and Mr. Aroesty, and Dr. Wisnewski and Ms. Grassman, in the event that he or she is involuntarily terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below.

Payments Upon Change-in-Control. Pursuant to an employment agreement in effect on December 31, 2018 with each of Mr. Wilson, Mr. Napolitano and Mr. Aroesty and Dr. Wisnewski and Ms. Grassman, in the event he or she is terminated in connection with a change-in-control he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement Mr. Napolitano is entitled to accelerated vesting of all equity awards if terminated upon a change-in-control. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-in-control and stock options issued to an employee under our standard stock option agreement for both our Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined. Our Performance Grants vest upon a change-in-control, as defined.

Payments Upon Death or Disability. In the event of death or disability, Mr. Wilson, Mr. Napolitano and Mr. Aroesty, Dr. Wisnewski and Ms. Grassman are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. Mr. Wilson, Mr. Aroesty and Ms. Grassman are entitled to certain payments and certain medical benefits in the case of death or disability under their respective employment contracts. In addition, as provided in the underlying Master Document, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his or her designated beneficiary, and stock options issued to an employee under our standard stock option agreement for both our Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, dies.

Potential Payments Upon Termination or Change-in-Control (1)

Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause ($)	Involuntary Termination Not for Cause Other Than in Connection With a Change-in-Control ($)	Involuntary Termination Not for Cause in Connection With a Change-in-Control ($)	Death ($)	Disability ($)
Kevin S. Wilson Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options Value of accelerated stock awards	— — — — — — —	600,000 — 20,779 — — — —	600,000 — 20,779 — — 489,900 7,749,000	600,000 — 20,779 300,000 — 489,900 —	600,000 — 20,779 — 8,000 489,900 —
Jason A. Napolitano Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards	— — — — — — —	175,000 — 10,390 — — — —	350,000 — 20,779 — — 696,639 2,152,500	— — — 300,000 — 696,639 —	— — — — 8,000 696,639 —
Nancy Wisnewski, Ph.D. Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards	— — — — — — —	150,000 — 3,429 — — — —	300,000 — 6,857 — — 529,560 2,152,500	— — — 300,000 — 529,560 —	— — — — 8,000 529,560 —
Jason D. Aroesty Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards	— — — — — — —	300,000 — 7,392 — — — —	300,000 — 14,784 — — — 2,152,500	300,000 — 7,392 300,000 — — —	300,000 — 7,392 — 8,000 — —
Catherine I. Grassman Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards	— — — — — — —	105,000 — 6,294 — — — —	210,000 — 12,589 — — — 904,050	105,000 — 6,294 300,000 — — —	105,000 — 6,294 — 8,000 — —

(1)	Based on 2018 salary and cost information.

(2)	As this table contemplates change-in-control, death or disability at year end, we assume all MIP Payouts would have been zero, consistent with the Company's actual 2018 MIP Payouts.

(3)
Calculated based on December 31, 2018 closing price of $86.10 per share less strike price of each accelerated stock option with a strike price less than $86.10.  Stock Options issued to any employee under our standard stock option agreement for both our Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined.

The following "Compensation Committee Report" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Sharon J. Larson, Chair
G. Irwin Gordon
Scott W. Humphrey
David E. Sveen
Bonnie J. Trowbridge

March 26, 2019

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2018 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.

PAY RATIO DISCLOSURE
Under Dodd-Frank and Regulation S-K, we are required to disclose certain information related to the ratio of compensation to our Chief Executive Officer and our other employees (the "Ratio Disclosure"). We calculated the median total compensation for the year ended December 31, 2018 for all of our employees as of December 31, 2018, excluding the employees of our Swiss and Australian subsidiary, who represented less than 5% of our total employees, as well as our Chief Executive Officer, in the manner described in the "Summary Compensation Table" above. Using this data, we determined the Ratio Disclosure median employee (the "Median Employee") total compensation for the year ended December 31, 2018 to be $52,834, as follows: "Salary" of $50,922, "All Other Compensation" of $1,912 and all other columns in the "Summary Compensation Table" with a value of zero. The Ratio Disclosure for total compensation for the year ended December 31, 2018 for our Chief Executive Officer is $4,754,252 as further described in our "Summary Compensation Table" above. The Ratio Disclosure ratio of total compensation for the year ended December 31, 2018 for our Median Employee to that of our Chief Executive Officer was 1:90.2. We also calculated total compensation in the manner described in the "Historical Compensation Table" above for the Median Employee and determined total compensation for the year ended December 31, 2018 for our Median Employee to be $52,834, as follows: "Salary" of $50,922, "All Other Compensation" of $1,912 and all other columns in the "Historical Compensation Table" above with a value of zero. Using the same approach, total compensation for the year ended December 31, 2018 for our Chief Executive Officer is $1,933,053 as further described in our "Historical Compensation Table" above. Using the approach described in our "Historical Compensation Table" above, the ratio of total compensation for the year ended December 31, 2018 for our Median Employee to that of our Chief Executive Officer was 1:36.7.

Executive Officer Stock Ownership Guidelines

Effective December 19, 2018, following the recommendation of our Corporate Governance Committee, our Board voted to adopt Stock Ownership Guidelines for Executive Officers. Under the guidelines, Chief Executive Officer is to hold a number of shares of common stock at least equal in value to five times (5x) the Officer's Base Salary. Under the guidelines, the other Executive Officers are to hold a number of shares of common stock at least equal in value to one and a half times (1.5x) their Base Salary. Officers have three (3) years from the later date of (i) their respective hire dates and (ii) December 19, 2018 to achieve these ownership guidelines. Until an officer achieves the target guideline, he or she is expected to retain 50% of the net shares received upon exercise, vesting or earn-out from awards under our equity incentive plans.

For purposes of Heska’s stock ownership guidelines, an Executive Officer’s stock ownership shall include all shares of Heska’s common stock owned outright by the Executive Officer, shares owned jointly by Executive Officer and his or her spouse and any shares held in trust for the benefit of the Executive Officer and/or his or her family members. Shares of unvested restricted common stock count toward compliance but other unvested awards do not.
All Executive Officers were in compliance with these guidelines at the time of adoption.

Compliance with these deadlines will be determined by the Compensation Committee.

AUDITOR FEES AND SERVICES

Plante Moran became our independent registered public accounting firm during fiscal 2018. Plante Moran combined with EKS&H effective October 1, 2018. As a result EKS&H resigned as the independent registered public accounting firm for the Company and on that same day our Audit Committee appointed Plante Moran as the successor independent registered public accounting firm for the Company. EKS&H had served as our independent registered public accounting firm since March 31, 2006. The following table sets forth the aggregate fees billed by Plante Moran and EKS&H to the Company for audit services rendered in connection with the consolidated financial statements and reports in 2018 and 2017, respectively, and for other services rendered during 2018 and 2017 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	2018	2017
Audit Fees (1)	$432,734	$383,850
Audit Related Fees (2)	31,724	23,958
Tax Fees	—	—
All Other Fees	—	—
Total	$464,458	$407,808

(1)
Audit fees represent fees for the audit of our annual financial statements included in our Form 10-K Annual Reports, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including review of proxy statements and consents for historical audit opinions.

(2)
Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."  The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan.

Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accounting firm. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit.

The following "Report of our Audit Committee" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF OUR AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with Heska Corporation's Board of Directors (the "Board"), whose primary roles are oversight, counseling and direction to Heska Corporation's management in the best long-term interests of Heska Corporation ("Heska" or the "Company") and its stockholders. The Audit Committee of the Board (the "Audit Committee") has been established for the purpose of overseeing the accounting, internal controls and financial reporting processes of the Company and audits of Heska's financial statements.
The Audit Committee operates under a written charter, a copy of which is available on Heska's website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska's financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accounting firm, who is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska's independent registered public accounting firm.
The Audit Committee members are not functioning as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
As previously disclosed in our Current Report on Form 8-K filed with the Commission on October 4, 2018, EKS&H LLLP ("EKS&H"), our former independent registered public accounting firm, combined with Plante & Moran, PLLC ("Plante Moran") on October 1, 2018. As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. On that same date, the Company’s audit committee approved the engagement and appointment of Plante Moran to be the new independent registered public accounting firm for the Company for the Company's fiscal year ending December 31, 2018.

Throughout the 2018 fiscal year, we met and held discussions with management and Plante Moran. Management represented to us that Heska's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and Plante Moran. In Audit Committee meetings with Plante Moran, we discussed matters as required to be discussed by applicable auditing standards of the Public Company Accounting Oversight Board or the Commission, as amended or supplemented, covering required communications with audit committees. Our review included a discussion with management of the quality, not merely the acceptability, of Heska's accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska's consolidated financial statements.
We received from Plante Moran the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with Plante Moran its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accounting firm, we recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, and be filed with the Commission.
Overall audit fees and related expenses did not significantly increase in 2018 as compared to 2017.
Submitted by the Audit Committee of Heska's Board of Directors:

Bonnie J. Trowbridge, Chair
Scott W. Humphrey
Sharon J. Larson
Carol A. Wrenn

March 7, 2019

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, and by visiting the investor relations portion of the Company's website at https://www.heska.com. The Company does not intend for information contained on or accessible through its website to be part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.
The SEC allows the Company to "incorporate by reference" business and financial information that is not included in or delivered with this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or incorporated by reference subsequent to the date of this document.
This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC:

(1)	The Annual Report on Form 10-K (File No. 000-22427) for the fiscal year ended December 31, 2018, filed with the SEC on March 7, 2019;

(2)	The Current Report on Form 8-K (File No. 000-22427) filed with the SEC on March 8, 2019;

(3)	The Current Report on Form 8-K (File No. 000-22427) filed with the SEC on March 21, 2019; and

(4)
The description of Common Stock contained in the Registration Statement on Form 8-A (File No. 000-22427), filed with the SEC on April 24, 1997, as amended by Amendment No.1 to Registration Statement on Form 8-A/A filed with the SEC on May 6, 2010, and Amendment No. 2 to Registration Statement on Form 8-A/A filed with the SEC on January 4, 2011.

In addition, the Company incorporates by reference additional documents that it may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Company's Annual Meeting (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
The Company hereby undertakes to provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of a request, a copy of any and all of the documents that have been incorporated by reference in this proxy statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Copies of these documents are available to stockholders upon written request to the Company at: Heska Corporation, Attn: Secretary, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538; telephone: (970) 493-7272.
If you would like to request documents from the Company, please do so by April 18, 2019 to receive timely delivery of the documents in advance of the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Eleanor F. Baker
Vice President, General Counsel
and Secretary
Heska Corporation

A copy of this proxy statement requested in relation to the May 2, 2019 Annual Meeting of our stockholders is available without charge upon written request to: Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902. Stockholders may call Morrow Sodali at 1-800-662-5200 and brokers and banks may call Morrow Sodali at 1-203-658-9400.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1.
This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2.
This Certificate of Amendment to the Certificate amends Article VI of the Certificate by deleting the existing Article VI in its entirety and substituting therefore a new Article VI, to read in its entirety as follows:

A. Board of Directors Structure.

1. Board of Directors Matters. Immediately prior to the election of directors at the 2019 annual meeting of stockholders, the Board of Directors was divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of directors of one class expiring at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors were to be apportioned among the classes as equally as possible. The term of office of directors: of Class I was set to expire at the 2019 annual meeting of stockholders; of Class II was set to expire at the 2020 annual meeting of stockholders; and of Class III was set to expire at the annual meeting in 2021, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) were to be elected to hold office until the third succeeding annual meeting of stockholders after their election.

2. Two Class Board of Directors Transition. Commencing with the election of directors at the 2019 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into two classes, designated Class I and Class II, as nearly equal in number as possible, with the term of office of directors of one class expiring at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors: of Class I shall expire at the annual meeting of stockholders in

2020; and of Class II shall expire at the annual meeting of stockholders in 2021, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. The successors of the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class I (whose terms were to expire at the 2019 annual meeting of stockholders) shall be elected to Class I; the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class II (whose terms were scheduled to expire at the 2020 annual meeting of stockholders) shall become members of Class I; and the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class III (whose terms were scheduled to expire at the 2021 annual meeting of stockholders) shall become members of Class II, with a term expiring at the 2021 annual meeting of stockholders.

3. Elimination of Staggered Board of Directors. Commencing at and from and after the election of directors at the 2020 annual meeting of stockholders, the Board of Directors will cease to be classified as provided in Section 141(d) of the DGCL, the directors elected at the 2020 annual meeting of stockholders and each annual meeting thereafter shall be elected for a term of office expiring at the next annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity, and directors so elected may thereafter be removed by the stockholders of the corporation with or without cause pursuant to Section 141(k) of the DGCL.

B. Changes. During any period when the Board of Directors of this corporation is classified, the Board of Directors, by amendment to the corporation’s bylaws, is expressly authorized to change the number of directors in any or all of the classes of directors without the consent of the stockholders.

C. Elections. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. Vote Required to Amend or Repeal this Article VI. Until the election of directors at the 2020 annual meeting of stockholders, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article VI. Effective automatically and contemporaneously with the election of directors at the 2020 annual meeting of stockholders, and without any further action by the Board of Directors, the stockholders of the corporation or any other person, this Section D of Article VI shall expire and be of no further force or effect and be deemed deleted in its entirety herefrom.

3.
This Certificate of Amendment to the Certificate amends Article VIII of the Certificate by deleting the last sentence of existing Article VIII in its entirety and substituting therefore a new last sentence of Article VIII, to read in its entirety as follows:

Notwithstanding the foregoing sentence, until the election of directors at the 2020 annual meeting of stockholders, at which time this sentence shall automatically expire and be of no further force or effect and be deemed deleted in its entirety from this Article VIII (without any further action by the Board of Directors, the stockholders of the corporation or any other person), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of Article 3.1 of the Bylaws of the corporation.

4.	This Certificate of Amendment to the Certificate shall become effective at the time this Certificate of Amendment to the Certificate is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate to be executed by a duly authorized officer on this 2nd day of May, 2019.

Heska Corporation

By:
Name:	Jason A. Napolitano
Title:	Chief Operating Officer and Chief Strategist

APPENDIX B

Amended and Restated Bylaws as approved on May ~~16, 2002, as further amended~~ 2, 2019. ~~on May 4, 2010, February 19, 2014, February 5, 2016, September 22, 2016, July 26, 2017, November 16, 2017 and July 25, 2018.~~

B Y L A W S
OF
HESKA CORPORATION
(a Delaware corporation)

ARTICLE 1

Offices

1.1    Principal Office.  The registered office of the corporation shall be 1209 Orange Street, Wilmington, Delaware.

1.2    Additional Offices.  The corporation may also have offices at such other places, either within or without the State of Delaware, as the Board of Directors (the "Board") may from time to time designate or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1    Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these Bylaws, or, if not so designated, as determined by the Board.

2.2    Annual Meeting.  Annual meetings of stockholders shall be held each year at such date and time as shall be designated from time to time by the Board and stated in the notice of the meeting. At such annual meetings, the stockholders shall elect by a plurality vote the number of directors equal to the number of directors (of the class, if applicable) whose term expires at such meetings (or, if fewer, the number of directors properly nominated and qualified for election) to hold office until the ~~third~~ next succeeding annual meeting of stockholders after their election (or, if the Board is then classified, such later succeeding annual meeting of stockholders after their election if elected to a longer term). The stockholders shall also transact such other business as may properly be brought before the meetings.

To be properly brought before the annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or the Chief Executive Officer, (b) otherwise properly brought before the meeting by or at the direction of the Board or the Chief Executive Officer, or (c) otherwise properly brought before the meeting by a stockholder of record. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered personally or deposited in the United States mail, or delivered to a common carrier for transmission to the recipient or actually transmitted by the person giving the notice by electronic means to the recipient or sent by other means of written communication, postage or delivery charges prepaid in all such cases, and received at the principal executive offices of the corporation, addressed to the attention of the Secretary of the corporation, not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the corporation that are owned beneficially by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

The Chair of the Board of the corporation (or such other person presiding at the meeting in accordance with these Bylaws) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.3    Special Meetings.  Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the Restated Certificate of Incorporation, only at the request of the Chair of the Board, by the Chief Executive Officer of the corporation or by a resolution duly adopted by the affirmative vote of a majority of the Board. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

2.4    Action Without a Meeting.  Any action which may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action or actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written consent or consents and, unless the Board otherwise provides, reproduction in paper form of electronic consent or consents, shall be delivered to the corporation by hand or certified mail, return receipt requested, to its principal executive office, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

2.5    Notice of Meetings.  Except as otherwise required by law, written notice of stockholders' meetings, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Whenever, under the provisions of Delaware law or of the Restated Certificate of Incorporation or of these Bylaws, notice is required to be given to any stockholder it shall not be construed to mean personal notice, but such notice (a) may be given in writing, by mail, addressed to such stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or (b) may be given by a form of electronic transmission consented to by the stockholder to whom the notice is given.

Whenever any notice is required to be given under the provisions of Delaware law or of the Restated Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

2.6    Business Matter of a Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice, except to the extent such notice is waived or is not required.

2.7    List of Stockholders.  The officer in charge of the stock ledger of the corporation or the transfer agent shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present in person thereat. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.8    Organization and Conduct of Business. The Chair of the Board or, in his or her absence, the Lead Director, or in their absence, the Chief Executive Officer of the corporation or, in their absence, such person as the Board may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as Chair of the meeting. In the absence of the Secretary of the corporation, the Secretary of the meeting shall be such person as the Chair appoints.

The Chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.9    Quorum and Adjournments.  Except where otherwise provided by law, the Restated Certificate of Incorporation, or these Bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented in proxy, shall constitute a quorum at all meetings of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to have less than a quorum if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat who are present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

2.10    Voting Rights.  Unless otherwise provided in the Restated Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

2.11    Majority Vote.  When a quorum is present at any meeting, the vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote on the subject matters shall decide any matter brought before such meeting, unless the matter is one upon which by express provision of law or of the Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. For purposes of determining whether shares are present and entitled to vote with respect to any particular subject matter, abstentions and non-votes with respect to such subject matter shall be treated as not present or entitled to vote on such subject matter, but shall be treated as present and entitled to vote for all other purposes.

2.12    Record Date for Stockholder Notice and Voting.

(i)    For purposes of determining the stockholders entitled to notice of any meeting or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(ii)    For purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing such record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required under Delaware law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by hand or certified mail, return receipt requested, to its principal executive office, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board and prior action by the Board is required under Delaware law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board adopts the resolution taking such prior action.

2.13    Proxies.  To the extent permitted by law, any stockholder of record may appoint a person or persons to act as the stockholder's proxy or proxies at any stockholder meeting for the purpose of representing and voting the stockholders' shares. The stockholder may make this appointment by any means the General Corporation Law of the State of Delaware specifically authorizes, and by any other means the Secretary of the corporation may permit. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of three years from the date of the proxy, unless otherwise provided in the proxy.

2.14    Inspectors of Election.  The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

ARTICLE 3

Directors

3.1    Number, Election, Tenure and Qualifications.  The Board of the corporation shall consist of not less than five (5) members nor more than nine (9) members and ~~shall~~ may be divided into ~~three~~ classes, ~~designated as Class I, Class II and Class III, as nearly equal~~ to the extent set forth in ~~number as possible,~~ the Restated Certificate of Incorporation (as amended from time to time, the "Restated Certificate of Incorporation"), and the exact number of members of any future Board, and the exact number of directors in ~~each Class~~ any class (if applicable), shall be determined from time to time by resolution of the Board. ~~The Board currently consists of eight (8) members, with Class I consisting of two (2) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.~~

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board at the annual meeting, by or at the direction of the Board, may be made by any nominating committee or person appointed by the Board; nominations may also be made by any stockholder of record of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered personally or deposited in the United States mail, or delivered to a common carrier for transmission to the recipient or actually transmitted by the person giving the notice by electronic means to the recipient or sent by other means of written communication, postage or delivery charges prepaid in all such cases, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein.

In connection with any annual meeting, the Chair of the Board (or such other person presiding at such meeting in accordance with these Bylaws) shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Directors shall serve as provided in the Restated Certificate of Incorporation of the corporation. Directors need not be stockholders.

3.2    Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual ~~election~~ meeting of stockholders (or the annual meeting of stockholders at which the term of the class to which they have been elected expires, if applicable) and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by law. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law or these bylaws, may exercise the powers of the full Board until the vacancy is filled.

3.3    Resignation and Removal.  Any director may resign at any time upon written notice or by electronic transmission to the corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt of such notice unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Any director or the entire Board may be removed, ~~but only for~~ with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Restated Certificate of Incorporation, or unless the Board is then classified under its Restated Certificate of Incorporation, in which case any director or the entire Board may be removed only for cause.

3.4    Powers.  The business of the corporation shall be managed by or under the direction of the Board which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the Restated Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

3.5    Place of Meetings.  The Board may hold meetings, both regular and special, either within or without the State of Delaware.

3.6    Annual Meetings.  The annual meetings of the Board shall be held in the four month period either immediately preceding or immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the Board, provided a quorum shall be present. The annual meetings shall be for the purposes of organization, and an election of officers and the transaction of other business.

3.7    Regular Meetings.  Regular meetings of the Board may be held without notice at such time and place as may be determined from time to time by the Board.

3.8    Special Meetings.  Special meetings of the Board may be called by the Chair of the Board, the Lead Director, the Chief Executive Officer or by a majority of the Board upon one (1) day's notice to each director and can be delivered either personally, or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one (1) day in advance of the meeting), telegram, facsimile transmission or electronic transmission, and on five (5) day's notice, by mail. The notice need not describe the purpose of the special meeting.

3.9    Quorum and Adjournments.  At all meetings of the Board, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may otherwise be specifically provided by law or the Restated Certificate of Incorporation. If a quorum is not present at any meeting of the Board, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting at which the adjournment is taken, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved of by at least a majority of the required quorum for that meeting.

3.10    Action Without Meeting.  Unless otherwise restricted by law, the Restated Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.11    Telephone Meetings.  Unless otherwise restricted by law, the Restated Certificate of Incorporation or these Bylaws, any member of the Board or any committee may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.12    Waiver of Notice.  Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

3.13    Fees and Compensation of Directors.  Unless otherwise restricted by law, the Restated Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14    Rights of Inspection.  Any director shall have the right to examine the corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director.

3.15    The Chair of the Board. The Board shall choose a Chair of the Board from among its members with the powers, duties and responsibilities outlined in these Bylaws, among other powers, duties and responsibilities as the Board may provide. The Chair of the Board is to meet as needed with the Chief Executive Officer, participate in the hiring and firing of the Chief Executive Officer and act as spokesperson for the Board. The Chair of the Board shall serve in this capacity at the pleasure of the Board.

3.16    The Lead Director. If the Chair of the Board is an officer or employee of the Corporation or is otherwise not independent (an "Inside Chair"), the Board may choose a Lead Director from among its other members. The Lead Director shall serve in this capacity at the pleasure of the Board. The Lead Director must be independent and must not be an officer or employee of the Corporation. The Lead Director is expected to chair sessions involving only the independent Directors, among other responsibilities as the Board may provide.

ARTICLE 4

Committees of Directors

4.1    Selection.  The Board may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

4.2    Power.  Any such committee, to the extent provided by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

4.3    Committee Minutes.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

ARTICLE 5

Officers

5.1    Officers Designated.  The officers of the corporation shall be chosen by the Board and shall be a Chief Executive Officer, a Secretary and a Chief Financial Officer (or a Chief Accounting Officer in the absence of a Chief Financial Officer). The Board may also choose a President, a Chief Operating Officer, one or more Executive Vice Presidents, one or more Vice Presidents, a Chief Accounting Officer, and one or more Assistant Secretaries. Any number of offices may be held by the same person, unless the Restated Certificate of Incorporation or these Bylaws otherwise provide.

5.2    Appointment of Officers.  The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or 5.5 of this Article 5, shall be chosen in such manner and shall hold their offices for such terms as are prescribed by these Bylaws or determined by the Board. Each officer shall hold his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal. This section does not create any rights of employment or continued employment. The corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5.3    Subordinate Officers.  The Board may appoint, and may empower the Chief Executive Officer to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.  Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board, at any regular or special meeting of the Board, or if such officer has not been chosen or approved by the Board, by the Chief Executive Officer.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointment to that office.

5.6    Compensation.  The salaries of all officers of the corporation shall be fixed from time to time by the Board and no officer shall be prevented from receiving a salary because he or she is also a director of the corporation.

5.7    The Executive Chair of the Board.  The Board may designate the Chair of the Board as an officer known as the Executive Chair of the Board. The Executive Chair of the Board shall, if present, perform such other powers and duties as may be assigned to him or her from time to time by the Board. If there is no elected Chief Executive Officer, the Executive Chair of the Board shall also be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 5.8 of this Article 5.

5.8    The Chief Executive Officer.  Subject to such supervisory powers, if any, as may be given by the Board to the Executive Chair of the Board, if there be such an officer, the Chief Executive Officer of the Corporation, shall preside at all meetings of the stockholders in the absence of the Chair of the Board and the Lead Director, shall preside at all meetings of the Board, in the absence of the Chair of the Board and the Lead Director, shall have all lawful powers necessary to conduct the general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation.

5.9    The President.  The President, shall in the absence of the Chief Executive Officer or in the event of his or her disability or refusal to act, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chief Executive Officer, the Executive Chair of the Board or these Bylaws.

5.10    The Chief Operating Officer.  The Chief Operating Officer, shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and subject to all the restrictions upon the President. The Chief Operating Officer shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chief Executive Officer, the Executive Chair of the Board or these Bylaws.

5.11    The Executive Vice President.  The Executive Vice President (or in the event there be more than one, the Executive Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President and the Chief Operating Officer or in the event of their disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and subject to all the restrictions upon the President. The Executive Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chief Executive Officer, the Executive Chair of the Board or these Bylaws.

5.12    The Vice President.  The Vice President (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President, the Chief Operating Officer and any Executive Vice President or in the event of their disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chief Executive Officer, the Executive Chair of the Board or these Bylaws.

5.13    The Secretary.  The Secretary shall attend all meetings of the Board and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board, and shall perform such other duties as may from time to time be prescribed by the Board, the Executive Chair of the Board or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall have custody of the seal of the corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the corporation and to attest the affixing thereof by his or her signature. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation's transfer agent or registrar, as determined by resolution of the Board, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

5.14    The Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order designated by the Board (or in the absence of any designation, in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board.

5.15    The Chief Financial Officer .  The Chief Financial Officer shall have the custody of the Corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation. The Chief Financial Officer shall have all lawful powers necessary to open and close accounts with banks and other financial institutions for the deposit of moneys and other valuable effects in the name and to the credit of the corporation. In conjunction with the Chief Executive Officer, the Chief Financial Officer shall have all lawful powers necessary to borrow money and obtain other credit accommodations including, but not limited to, the authority to mortgage or pledge as collateral the corporation's assets. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the corporation.

5.16    The Chief Accounting Officer.  The Chief Accounting Officer shall be responsible for overseeing all accounting functions, including accounting controls, and shall in the absence of the Chief Financial Officer or in the event of his or her disability or refusal to act, perform the duties of the Chief Financial Officer, and when so acting, shall have the powers of and subject to all the restrictions upon the Chief Financial Officer. The Chief Accounting Officer shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board, the Chief Executive Officer, the Executive Chair of the Board, the Chief Financial Officer or these Bylaws.

ARTICLE 6

Stock Certificates

6.1    Certificates for Shares.  The shares of the corporation shall be represented by certificates or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the Executive Chair of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, an Executive Vice President or a Vice President and by the Chief Financial Officer, the Secretary or an Assistant Secretary of the corporation.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required by the General Corporation Law of the State of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.2    Signatures on Certificates.  Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

6.3    Transfer of Stock .  Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated share, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

6.4    Registered Stockholders .  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a percent registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.5    Lost, Stolen or Destroyed Certificates .  The Board may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing the issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 7

General Provisions

7.1    Dividends.  Dividends upon the capital stock of the corporation, subject to any restrictions contained in the General Corporation Law of the State of Delaware or the provisions of the Restated Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Restated Certificate of Incorporation.

7.2    Dividend Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

7.3    Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

7.4    Corporate Seal.  The Board may provide a suitable seal, containing the name of the corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by any Assistant Secretary.

7.5    Execution of Corporate Contracts and Instruments.  The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.6    Representation of Shares of Other Corporations.  The Executive Chair of the Board, Chief Executive Officer, President, the Chief Operating Officer, any Executive Vice President or any Vice President or the Chief Financial Officer, the Secretary or any Assistant Secretary of this corporation is authorized to vote, represent and exercise on behalf of this corporation all rights incident to any and all shares of any corporation or corporations standing in the name of this corporation. The authority herein granted to said officers to vote or represent on behalf of this corporation any and all shares held by this corporation in any other corporation or corporations may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers. The Board, in its discretion, may appoint specific officers the authority to vote, represent or exercise shares in certain other corporations, although other officers may exercise such authority in the event of the incapacitation or death of such specific officers.

ARTICLE 8

Miscellaneous

8.1    Stock Options and Toxic Securities.  Except in the case of shares of common stock that may be offered to employees of the corporation at a discount to fair market value pursuant to an employee stock purchase or similar plan intended to qualify under section 423 of the Internal Revenue Code of 1986, as amended, which shall not be covered by this Section 8.1, unless approved by the holders of a majority of the shares entitled to vote at a duly convened meeting of stockholders, the corporation shall not:

(i)grant any stock option, including stock appreciation right, with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant;

(ii)reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme;

(iii)sell or issue any security of the corporation convertible, exercisable or exchangeable into shares of common stock, having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock (except for appropriate adjustments made to give effect to any stock splits or stock dividends); or

(iv)enter into (a) any equity line or similar agreement or arrangement; or (b) any agreement to sell common stock (or any security convertible, exercisable or exchangeable into shares of common stock ("Common Stock Equivalent")) at a per share price (or, with respect to a Common Stock Equivalent, at a conversion, exercise or exchange price, as the case may be ("Equivalent Price")) that is fixed after the execution date of the agreement, whether or not based on any predetermined price-setting formula or calculation method. Notwithstanding the foregoing, however, a price protection clause shall be permitted in an agreement for sale of common stock or Common Stock Equivalent, if such clause provides for an adjustment to the price per share of common stock or, with respect to a Common Stock Equivalent, to the Equivalent Price (provided that such price or Equivalent Price is fixed on or before the execution date of the agreement) (the "Fixed Price") in the event that the corporation, during the period beginning on the date of the agreement and ending no later than ninety (90) days after the closing date of the transaction, sells shares of common stock or Common Stock Equivalent to another investor at a price or Equivalent Price, as the case may be, below the Fixed Price.

8.2    Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws, provided, however, that any adoption, amendment or repeal of these Bylaws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66‑2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the board). The stockholders shall also have power to adopt, amend or repeal these Bylaws, provided, however, that in addition to any vote of the holders of any class or series of stock of this corporation required by law or by the Restated Certificate of Incorporation of this corporation, the affirmative vote of the holders of more than fifty percent (50%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of these Bylaws. Notwithstanding the foregoing sentence, until the election of directors at the annual meeting of stockholders to be held in 2020, at which time this sentence shall automatically expire and be of no further force and effect and be deemed deleted and eliminated in its entirety from these Bylaws (without any further action by any person), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of Article 3.1 of these Bylaws.

Notwithstanding the foregoing paragraph or any provision of the Restated Certificate of Incorporation, Section 8.1 of these Bylaws may only be amended or repealed by the affirmative vote of the holders of a majority of the shares of the stock of the corporation entitled to vote at a duly convened meeting of stockholders.

APPENDIX C

HESKA CORPORATION
STOCK INCENTIVE PLAN

Heska Corporation
Stock Incentive Plan

Most Recently Amended and Restated effective May 2, 2019
Table of Contents

ARTICLE 1. INTRODUCTION		C-4

ARTICLE 2. ADMINISTRATION		C-4
2.1	Committee Composition	C-4
2.2	Committee Responsibilities	C-5
2.3	Indemnification	C-5
2.4	Beneficiary Designations	C-5

ARTICLE 3. SHARES AVAILABLE FOR GRANTS		C-5
3.1	Basic Limitation	C-5
3.2	Additional Shares	C-5
3.3	Minimum Vesting Requirements	C-6
3.4	Limitation on Outside Director Compensation	C-6
3.5	Per-Participant Annual Award Limits	C-6

ARTICLE 4. ELIGIBILITY		C-6
4.1	Awards other than ISOs	C-6
4.2	Incentive Stock Options	C-6

ARTICLE 5. OPTIONS		C-6
5.1	Stock Option Agreement	C-6
5.2	Number of Shares	C-7
5.3	Exercise Price	C-7
5.4	Incentive Stock Options	C-7
5.5	Exercisability	C-7
5.6	Option Term	C-8
5.7	Effect of Change in Control	C-8
5.8	Modification or Assumption of Options	C-8
5.9	Payment for Option Shares	C-9

ARTICLE 6. RESTRICTED SHARES		C-9
6.1	Time, Amount and Form of Awards	C-9
6.2	Payment for Awards	C-9
6.3	Vesting Conditions	C-9
6.4	Voting and Dividend Rights	C-10

ARTICLE 7. RESTRICTED STOCK UNITS		C-10
7.1	Time, Amount and Form of Awards	C-10
7.2	Restrictions and Conditions	C-10
7.3	Rights as a Stockholder	C-11

7.4	Settlement of Restricted Stock Units	C-11

ARTICLE 8. STOCK APPRECIATION RIGHTS		C-11
8.1	In General	C-11
8.2	Rights as Stockholder	C-11
8.3	Exercisability	C-11
8.4	Payment Upon Exercise	C-12
8.5	Termination of Employment or Service	C-12
8.6	Term	C-12

ARTICLE 9. OTHER STOCK-BASED OR CASH BASED AWARDS		C-12
9.1	In General	C-12
9.2	Vesting	C-13

ARTICLE 10. PERFORMANCE MEASURES		C-13
10.1	In General	C-13
10.2	Performance Goals	C-13

ARTICLE 11. CLAWBACK		C-15

ARTICLE 12. PROTECTION AGAINST DILUTION		C-16
12.1	Adjustments	C-16
12.2	Dissolution or Liquidation	C-16
12.3	Reorganizations	C-16

ARTICLE 13. AWARDS UNDER OTHER PLANS		C-16

ARTICLE 14. LIMITATION ON RIGHTS		C-16
14.1	Retention Rights	C-16
14.2	Stockholders’ Rights	C-17
14.3	Regulatory Requirements	C-17

ARTICLE 15. WITHHOLDING TAXES; PARACHUTE PAYMENTS		C-17
15.1	General	C-17
15.2	Section 280G	C-17

ARTICLE 16. FUTURE OF THE PLAN		C-18
16.1	Term of the Plan	C-18
16.2	Performance Awards	C-18

ARTICLE 17. CODE SECTION 409A		C-18

ARTICLE 18. DEFINITIONS		C-19

ARTICLE 19. EXECUTION		C-23

HESKA CORPORATION
STOCK INCENTIVE PLAN
Most Recently Amended and Restated Effective May 2, 2019
ARTICLE 1.
INTRODUCTION.

The Heska Corporation 1997 Stock Incentive Plan was originally adopted by the Board effective March 15, 1997 (the “Original Plan”). The Original Plan was subsequently amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, and May 6, 2014, March 28, 2016, March 7, 2018, May 3, 2018 and December 19, 2018 (the “Amended and Restated Plan”). The number of Common Shares available for issuance and subject to Awards under the Amended and Restated Plan was adjusted in connection with completion of the Company’s 1-for-10 Reverse Stock Split on December 30, 2010. The Board approved on March 14, 2019, and the Company’s stockholders approved on May 2, 2019, the further amendment and restatement of the Amended and Restated Plan to, among other things, provide the Company with the ability to make Awards in the form of Restricted Stock Units, Stock Appreciation Rights, Other Cash-Based Awards, and Other Stock-Based Awards, in addition to its existing ability to grant Awards of Restricted Shares and Options, and to add an annual limit on the cash and equity compensation that may be paid to each Outside Director of the Company.
The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Restricted Stock Units, Options (which may constitute ISOs or NQOs), Stock Appreciation Rights, Performance-Based Awards, Other Cash-Based Awards, or Other Stock-Based Awards.
The Plan shall be governed by, and construed in accordance with, the laws of the State of Colorado (except its choice-of-law provisions).
ARTICLE 2.
ADMINISTRATION.

2.1
COMMITTEE COMPOSITION. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a)
Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)	Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the foregoing requirements, who may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all terms of such Awards.

2.2
COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may amend or modify any outstanding Awards in any manner to the extent the Committee would have had the authority under the Plan initially to make such Awards as so amended or modified. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3
INDEMNIFICATION. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by applicable law and the Company’s by-laws and governing documents, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

2.4
BENEFICIARY DESIGNATIONS. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death.  Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan, or if none, to the Participant’s surviving spouse, or if none, to the Participant’s estate.

ARTICLE 3.
SHARES AVAILABLE FOR GRANTS.

3.1
BASIC LIMITATION. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares, or shares reacquired by the Company in any manner. The number of Common Shares stated in this Section 3.1 as available for the grant of Awards is subject to adjustment in accordance with Article 12. As of March 7, 2018, the aggregate number of Common Shares cumulatively authorized by the Company’s stockholders for issuance as Awards under the Plan was 2,635,130. Of that total, as of March 7, 2018, Previously Issued Awards have been issued covering 2,578,093 Common Shares, leaving 57,037 Common Shares for the issuance of Awards under the Plan. With the March 7, 2018 amendment and restatement of the Plan, the Company’s Board and stockholders approved an increase of 250,000 in the aggregate number of Common Shares available for Awards under the Plan, to a new total of 2,885,130. Notwithstanding the foregoing, the additional 250,000 Common Shares the Company’s Board and stockholders approved for Awards under the Plan as of March 7, 2018 will not be available for issuance with respect to any Award granted prior to November 2, 2017.

3.2
ADDITIONAL SHARES. Any Common Shares subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan as Awards. Notwithstanding anything to the contrary contained herein:

Common Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Common Shares are (a) tendered in payment of an Option, or (b) delivered or withheld by the Company to satisfy any tax withholding obligation.

3.3
MINIMUM VEESTING REQUIREMENTS. Subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (a) the Committee may permit acceleration of vesting of an Award in the event of a Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, and (ii) the Committee may grant Awards covering five percent (5%) or fewer of the total number of Common Shares authorized under the Plan without respect to the above-described minimum vesting requirements. Notwithstanding the foregoing, with respect to Awards made to Outside Directors, the vesting of such Awards will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest on the earlier of the one-year anniversary of the date of grant and the next regular annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

3.4
LIMITATION ON OUTSIDE DIRECTOR COMPENSATION. Notwithstanding anything herein to the contrary, compensation paid to an Outside Director, including cash fees and Awards under the Plan (based on the grant date Fair Market Value of such Awards for financial reporting purposes), shall not exceed $300,000 per fiscal year in respect of his or her service as an Outside Director. For the avoidance of doubt, compensation shall be counted toward this limit for the Board compensation year in which it is earned (and not when it is paid or settled in the event that it is deferred).

3.5
PER-PARTICIPANT ANNUAL AWARD LIMITS. The Awards granted under the Plan to one Participant in a single fiscal year of the Company may not exceed the following limits: (i) 50,000 Common Shares subject to Options and/or Stock Appreciation Rights in the aggregate, except that Options and/or Stock Appreciation Rights granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 100,000 Common Shares in the aggregate; (ii) 45,000 Common Shares granted in the form of Restricted Shares, Restricted Stock Units, and/or Other Stock-Based Awards in the aggregate, except a new Employee may receive grants of up to 75,000 Restricted Shares, Restricted Stock Units, and/or Other Stock-Based Awards in the aggregate in the fiscal year of the Company in which his or her service with the Company begins; and (iii) no more than $500,000 may be paid in the form of Other Cash-Based Awards to any single Participant per calendar year. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

ARTICLE 4.
ELIGIBILITY.

4.1	AWARDS OTHER THAN ISOs. Employees, Outside Directors and Consultants shall be eligible for the grant of Awards other than ISOs.

4.2	INCENTIVE STOCK OPTIONS. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

ARTICLE 5.
OPTIONS.

5.1	STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Award Agreement shall specify whether the Option is an ISO or an NQO. The provisions of the various Award Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Participant’s other compensation.

5.2	NUMBER OF SHARES. Each Award Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12.

5.3
EXERCISE PRICE. Each Award Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4	INCENTIVE STOCK OPTIONS. The grant of ISOs shall be subject to all of the requirements of Code Section 422, including the following limitations:

(a)
The Exercise Price of an ISO shall not be less than one-hundred percent (100%) of the Fair Market Value of a Common Share on the date of grant; provided, however, if on the date of grant, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d)) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries (a “10% Stockholder”), the Exercise Price shall not be less than one-hundred and ten percent (110%) of the Fair Market Value of a Common Share on the date of grant.

(b)	ISOs may be granted only to persons who are, as of the date of grant, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Outside Directors.

(c)
To the extent that the aggregate Fair Market Value of the Common Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as NQOs to the extent required by Code Section 422. For purposes of this Section 5.4(c), ISOs shall be taken into account in the order in which they were granted. The Fair Market Value of the Common Shares shall be determined as of the time the Option with respect to such Common Shares is granted.

(d)
In the event of a Participant’s change of status from Employee to Consultant or Outside Director, an ISO held by the Participant shall cease to be treated as an ISO and shall be treated for tax purposes as an NQO three (3) months and one (1) day following such change of status.

5.5
EXERCISABILITY. Each Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. A Stock Option Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or Retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s service. NQOs may also be awarded in combination with Restricted Shares, and such an Award may provide that the NQOs will not be exercisable unless the related Restricted Shares are forfeited.

5.6
OPTION TERM. Unless otherwise specified in an Award Agreement, but in any event, no later than ten (10) years from the date of grant thereof, each Option shall terminate no later than the first to occur of the following events:

(a)	Date in Award Agreement. The date for termination of the Option set forth in the Award Agreement;

(b)	Termination of Service. The ninetieth (90th) day following the date on which the Participant’s service terminates (other than for a reason described in subsections (c) or (d) below);

(c)
Disability. In the event that a Participant’s service terminates due to the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months following the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the applicable Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Common Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Common Shares covered by such Option shall revert to the Plan;

(d)
Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the applicable Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Common Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Common Shares covered by such Option shall revert to the Plan; or

(e)
Ten Years from Grant. An Option shall expire no more than ten (10) years after the date of grant; provided, however, that if an ISO is granted to a 10% Stockholder, such ISO may not be exercised after the expiration of five (5) years from the date of grant.

5.7
EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

5.8
MODIFICATION OR ASSUMPTION OF OPTIONS. The Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Common Shares and at the same or a different exercise price; provided, that an extension of the term of an ISO shall be subject to limitations applicable to ISOs and provided further that any such extension may not exceed the maximum term of the Option. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Option (except that the Committee has the authority to amend any outstanding Option without the Participant’s consent if the Committee deems it necessary or advisable to comply with Code Section 409A). In addition, to the extent the Committee’s modification of the purchase price or the exercise price of any outstanding Award effects a repricing, shareholder approval shall be required before the repricing is effective.

5.9	PAYMENT FOR OPTION SHARES.

(a)
General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(1)
In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 5.9.

(2)	In the case of an NQO, the Committee may at any time accept payment in any form(s) described in this Section 5.9.

(b)
Surrender of Stock. To the extent that this Section 5.9(b) is applicable, all or any part of the Exercise Price may be paid by surrendering Common Shares that are already owned by the Participant. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Participant shall not surrender Common Shares in payment of the Exercise Price if such action could cause the Company to recognize additional compensation expense with respect to the Option for financial reporting purposes under GAAP accounting at the time of such proposed surrender.

(c)
Exercise/Sale. To the extent that this Section 5.9(c) is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

(d)
Other Forms of Payment. To the extent that this Section 5.9(d) is applicable, all or any part of the Exercise Price may be paid in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, pursuant to a net exercise.

ARTICLE 6.
RESTRICTED SHARES.

6.1
TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Shares. Restricted Shares may also be awarded in combination with NQOs, and such an Award may provide that the Restricted Shares will be forfeited in the event that the related NQOs are exercised.

6.2
PAYMENT FOR AWARDS.    To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient, as a condition to the grant of such Award, shall be required to pay the Company in cash, cash equivalents or any other form of legal consideration acceptable to the Company, including but not limited to future services, an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Restricted Shares from the Company’s treasury, no cash consideration shall be required of the Award recipients.

6.3
VESTING CONDITIONS. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

6.4
VOTING AND DIVIDEND RIGHTS. Unless otherwise provided in the Award Agreement, the holder of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders; provided, that to the extent that a Restricted Share carries with it a right to receive dividends, any dividends declared shall be accumulated and paid at the time (and to the extent) that the Restricted Shares vest, but in no event later than two-and-a-half months following the end of the calendar year in which the vesting occurs. Without limitation, an Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares (in which case such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid).

ARTICLE 7.
RESTRICTED STOCK UNITS.

7.1
TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Stock Units. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible individuals to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the period of restrictions, if any, applicable to Restricted Stock Units; the performance goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, performance goals and/or conditions established by the Committee are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

7.2
RESTRICTIONS AND CONDITIONS. Each Award of Restricted Stock Units shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Committee at the time of grant or, subject to Code Section 409A, thereafter:

(a)	Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement.

(b)
An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Restricted Stock Units or thereafter, that all or part of such Restricted Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(c)
Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. The Committee, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested. Notwithstanding anything herein to the contrary, to the extent that a Restricted Stock Unit carries with it rights to dividend equivalents, any dividend equivalents with respect to dividends declared shall be accumulated and paid at the time (and to the extent) that the Restricted Stock Units vest, but in no event later than two-and-a-half months following the end of the calendar year in which the vesting occurs.

(d)
The rights of Participants granted Restricted Stock Units upon termination of employment or service as an Outside Director or Consultant of the Company or an Affiliate thereof terminates for any reason while the Restricted Stock Units remain outstanding shall be set forth in the Award Agreement.

7.3
RIGHTS AS A STOCKHOLDER. Except as may otherwise be provided in an Award Agreement with respect to dividend equivalents (in accordance with Section 7.2(c)), a Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Common Shares subject to Restricted Stock Units until the Participant has satisfied all conditions of the Award Agreement and the requirements of Section 15.1 of the Plan, and the Common Shares have been issued to the Participant.

7.4
SETTLEMENT OF RESTRICTED STOCK UNITS. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Common Shares, unless the Committee, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Common Shares) equal to the Fair Market Value of the Common Shares that would otherwise be distributed to the Participant.

ARTICLE 8.
STOCK APPRECIATION RIGHTS.

8.1
IN GENERAL. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Committee shall determine the eligible individuals to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Common Shares to be awarded, the price per Common Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Common Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8.1 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, as set forth in the applicable Award Agreement.

8.2
RIGHTS AS STOCKHOLDER. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Common Shares subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof, has satisfied the requirements of Section 15.1 of the Plan and the Common Shares have been issued to the Participant.

8.3	EXERCISABILITY.

(a)
Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee in the applicable Award Agreement.

(b)
Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Article 5 and this Article 8 of the Plan.

(c)
An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Stock Appreciation Rights or thereafter, that all or part of such Stock Appreciation Rights shall become vested in the event that a Change in Control occurs with respect to the Company.

8.4    PAYMENT UPON EXERCISE.

(a)
Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Common Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per Common Share specified in the Free Standing Right multiplied by the number of Common Shares in respect of which the Free Standing Right is being exercised.

(b)
A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Common Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Common Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(c)	Notwithstanding the foregoing, the Committee may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Common Shares and cash).

8.5	TERMINATION OF EMPLOYEMENT OR SERVICES.

(a)
In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee in the applicable Award Agreement.

(b)
In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

8.6	TERM.

(a)	The term of each Free Standing Right shall be fixed by the Committee, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(b)	The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

ARTICLE 9.
OTHER STOCK-BASED OR CASH-BASED AWARDS.

9.1	IN GENEARL. The Committee is authorized to grant Awards to Participants in the form of Other Stock‑Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Committee shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any performance goals and performance periods. Common Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 9.1 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Common Shares, other Awards, notes or other property, as the Committee shall determine, subject to any required corporate action.

9.2
VESTING. An Award Agreement with respect to an Other Stock-Based Award or Other Cash-Based Award may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting an Other Stock-Based Award or Other Cash-Based Award or thereafter, that all or part of such Awards shall become vested in the event that a Change in Control occurs with respect to the Company.

ARTICLE 10.
PERFORMANCE MEASURES.

10.1
IN GENERAL. For purposes of qualifying grants of Restricted Shares as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may make Restricted Shares subject to vesting based on the achievement of performance goals, in which case the Committee will specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goals applicable to such Awards within 90 days after the commencement of the period to which the performance goals relate, or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goals applicable to the Award were satisfied. In no case may the Committee increase the value of an Award granted under this Section 10.1 above the maximum value determined under the performance formula by the attainment of the applicable performance goals, but the Committee retains the discretion to reduce the value below such maximum.

10.2
PERFORMANCE GOALS. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general performance measures applicable to Awards, the performance goals upon which the payment or vesting of an Award that is intended to qualify as performance based compensation are limited to the following Performance Measures:

(1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

(2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

(5)	gross profit or gross profit growth;

(6)	return on assets, capital, invested capital, equity or sales;

(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

(9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

(10)	budget management;

(11)	productivity targets;

(12)	economic value added or other value added measurements;

(13)	share price (including, but not limited to, growth measures and total shareholder return);

(14)	expense targets;

(15)	margins (including but not limited to gross or operating margins);

(16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

(17)	working capital targets (including but not limited to items reported on the Company’s balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

(18)	equity or market value measures;

(19)	enterprise or adjusted market value measures;

(20)	safety record;

(21)	completion of business acquisition, divestment or expansion;

(22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

(23)	assets or changes in assets;

(24)	cash position or changes in cash position;

(25)	employee retention or recruiting measures;

(26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

(27)	changes in location or the opening or closing of facilities;

(28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

(29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

Any performance measures may be used to measure the performance of the Company as a whole and/or any one or more business segments, regional operations, products and/or Affiliates of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measures may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide in an Award for accelerated vesting of an Award based on the achievement of performance goals.
The Committee may provide in any Award that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization and/or restructuring transactions or programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; and (f) acquisitions or divestitures and associated costs; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign currency gains and losses; and (i) a change in the Company’s fiscal year.
In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify as performance based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code. Effective with respect to Awards granted in 2018 or later, the Committee may make Awards subject to the achievement of performance goals other than the performance goals listed in Section 10.2 without regard to whether stockholders have approved such performance goals.
ARTICLE 11.
CLAWBACK.

Notwithstanding any other provisions in this Plan to the contrary, any Award received by a Subject Participant, and/or any Common Share issued upon exercise of any Award received by a Subject Participant hereunder, and/or any amount received with respect to any sale of any such Award or Common Share, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to applicable law, government regulation or national securities exchange listing requirement (or any clawback policy adopted by the Company from time to time pursuant to any such law, government regulation or national securities exchange listing requirement or to comport with good corporate governance practices). Each Subject Participant agrees and consents to the Company’s application, implementation and enforcement of any clawback policy established by the Company that may apply to the Subject Participant and any provision of applicable law, government regulation or national securities exchange listing requirement relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any such policy (as applicable to the Subject Participant) or applicable law, government regulation or national securities exchange listing requirement without further consent or action being required by the Subject Participant.

ARTICLE 12.
PROTECTION AGAINST DILUTION.

12.1
ADJUSTMENTS. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Common Shares available for issuance pursuant to future Awards under Article 3, (b) the limitations set forth in Section 3.5, (c) the number of Common Shares covered by each outstanding Option and Stock Appreciation Right or (d) the Exercise Price under each outstanding Option and Stock Appreciation Right. Except as provided in this Article 12, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2	DISSOLUTION OR LIQUIDATION. To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3
REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

ARTICLE 13.
AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Restricted Shares and shall, when issued, reduce the number of Common Shares available under Article 3.
ARTICLE 14.
LIMITAION ON RIGHTS.

14.1
RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee,

Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and bylaws and a written employment agreement (if any).

14.2
STOCKHOLDERS' RIGHTS. Subject to the other terms and conditions of the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, in the case of an Option or Stock Appreciation Right, the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3
REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 15.
WITHHOLDING TAXES; PARACHUTE PAYMENTS.

15.1
GENERAL. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Common Shares under the Award, provided, however, that no Common Shares are withheld with a value exceeding the amount of tax required to be withheld by law or such other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09); or (c) delivering to the Company previously owned and unencumbered Common Shares. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

15.2
SECTION 280G. To the extent that any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company or its Affiliates and a Participant (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Code Section 280G and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the participant’s receipt on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this provision will be made by accountants chosen by the Company, whose determination shall be conclusive and binding upon the participant and the Company for all purposes.

Except to the extent, if any, otherwise agreed in writing between a participant and the Company, reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order; provided, however, that any reduction or elimination of accelerated vesting of any equity award will first be accomplished by reducing or eliminating the vesting of such awards that are valued in full for purposes of Section 280G of the Code, then the reduction or elimination of vesting of other equity awards.
ARTICLE 16.
FUTURE OF THE PLAN.

16.1
TERM OF THE PLAN. The Plan was initially effective on March 14, 1997. The Board may, at any time and for any reason, amend, suspend or terminate the Plan (subject to the approval of the Company’s stockholders only to the extent required by applicable law, regulations or rules). The Committee may issue ISOs under the Plan until the tenth anniversary of the date of its most recent amendment or restatement. The Committee may issue any Award other than ISOs at any time prior to the date, if any, that the Board suspends or terminates the Plan. No Award may be granted pursuant to the Plan after such date, but Awards granted before such date may extend beyond that date.

16.2
PERFORMANCE AWARDS. Unless the Company determines to submit the Plan to the Company’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Code Section 162(m), and unless such stockholder approval is obtained, then no further Awards made under Article 10 will qualify as performance-based compensation for purposes of Code Section 162(m).

ARTICLE 17.
CODE SECTION 409A.

The intent of the parties is that payments and benefits under the Plan comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will satisfy the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Code Section 409A.

ARTICLE 18.
DEFINITIONS.

18.1	Affiliate means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

18.2	Award means any award of an Option, Restricted Share, Restricted Stock Unit, Stock Appreciation Right, Other Stock-Based Award or Other Cash-Based Award under the Plan.

18.3
Award Agreement means any agreement, contract or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant. Any Common Shares that become deliverable to a Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.

18.4	Board means the Company’s Board of Directors, as constituted from time to time.

18.5
Cause shall have the meaning assigned to such term in a Participant’s written employment, severance, or similar agreement or Award Agreement with the Company, or, if no such agreement exists or the agreement does not define “Cause,” Cause means a Participant’s termination of service by the Company due to the Participant’s (a) failure to perform his or her assigned duties or responsibilities as an Employee, Consultant or Outside Director of the Company or an Affiliate thereof (other than a failure resulting from the Participant’s Disability) after notice thereof from the Company describing his or her failure to perform such duties or responsibilities; (b) breach of any confidentiality agreement, invention assignment agreement or written restrictive covenant agreement between the Participant and the Company or an Affiliate thereof; (c) engagement in any act of dishonesty, fraud, misrepresentation, moral turpitude or misappropriation of material property that was or is materially injurious to the Company or its Affiliates; (d) violation of any written Company policy, including, without limitation, any policy with respect to sexual harassment in the workplace; (e) violation of any federal or state law or regulation applicable to the Company’s business; or (f) conviction of, or entrance of a plea of nolo contendere to, any crime. In addition, a Participant’s service shall be deemed to have terminated for “Cause” if, on the date the Participant’s service terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

18.6	Change in Control shall mean:

a.
The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;

b.	The consummation of a sale, transfer or other disposition of all or substantially all of the Company’s assets;

c.
A majority of the members of the Board are replaced during any eighteen (18) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

d.	Solely with respect to Awards granted in 2018 or later, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (i) the Company, (ii) a Subsidiary thereof, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.

18.7	Code means the Internal Revenue Code of 1986, as amended.

18.8	Committee means a committee of the Board, as described in Article 2.

18.9	Common Share means one share of common stock, par value $0.01 per share, of the Company.

18.10	Company means Heska Corporation, a Delaware corporation.

18.11
Consultant means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

18.12
Disability shall have the meaning assigned to such term in a Participant’s written employment, severance, or similar agreement or Award Agreement with the Company, or, if no such agreement exists or the agreement does not define “Disability,” Disability means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

18.13	Employee means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

18.14	Exchange Act means the Securities Exchange Act of 1934, as amended.

18.15
Exercise Price means, with respect to any Award under which the holder may purchase Common Shares, the price per Common Share at which a holder of such Award granted hereunder may purchase Common Shares issuable upon exercise of such Award, as specified in the applicable Award Agreement.

18.16
Fair Market Value means, for so long as the Common Shares are listed on any established stock exchange or a national market system, the value of a Common Share as determined by reference to the most recent reported sale price of a Common Share (or if no sales were reported, the most recent closing price) as quoted on such exchange or system at the time of determination. In the absence of an established market for the Common Shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

18.17	ISO means an incentive stock option described in section 422(b) of the Code.

18.18	NQO means a stock option not described in sections 422 or 423 of the Code.

18.19	Option means an ISO or NQO granted under the Plan and entitling the holder to purchase Common Shares.

18.20
Other Cash-Based Award means a cash Award granted to a Participant under Article 9 of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

18.21
Other Stock-Based Award means a right or other interest granted to a Participant under Article 9 of the Plan that may be denominated or payable and valued in whole or in part by reference to, or otherwise based on or related to, Common Shares, including, but not limited to, unrestricted Common Shares or dividend equivalents, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan.

18.22	Outside Director shall mean a member of the Board who is not an Employee.

18.23
Parent means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

18.24	Participant means an individual or estate who holds an Award.

18.25	Plan means this Heska Corporation Stock Incentive Plan, as amended from time to time.

18.26
Previously Issued Awards means Restricted Shares which were not subject to further vesting conditions, Common Shares issued pursuant to the exercise of ISOs, Common Shares issued pursuant to the exercise of NQOs, Restricted Shares subject to further vesting conditions, outstanding ISOs and outstanding NQOs.

18.27
Restricted Share means a Common Share awarded under the Plan. An Award of Restricted Shares constitutes a transfer of ownership of Common Shares to a Participant from the Company subject to restrictions against transferability, assignment and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement.

18.28
Restricted Stock Unit means a notional account established pursuant to an Award granted to a Participant, as described in Article 7 of the Plan, that is (i) valued solely by reference to Common Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Common Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or performance goal criteria specified in the Award Agreement.

18.29
Retirement shall mean a Participant’s termination of service with the Company (for any reason other than for Cause) on or after the attainment of age 55 with at least ten (10) years of service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate).

18.30
Stock Appreciation Right means the right pursuant to an Award granted under Article 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Common Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

18.31
Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

18.32	Subject Participant means a Participant who is designated by the Board as an “executive officer” under the Exchange Act.

ARTICLE 19.
EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this document in the name of the Company.

HESKA CORPORATION

By:
Chief Operating Officer and
Chief Strategist

PROXY CARD

MAY 2, 2019 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eleanor F. Baker, Catherine I. Grassman, and Christopher D. Sveen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Heska Corporation, a Delaware corporation (the "Company"), held of record by the undersigned on March 13, 2019, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Heska Corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538 at 9:00 a.m., local time, on Thursday, May 2, 2019, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned represents that the undersigned is a Stockholder entitled to vote at the Annual Meeting. The Company's Restated Certificate of Incorporation, as amended, defines two classes of stock as "Common Stock Securities"; this proxy card will refer to these two classes of stock collectively as "Common Stock".

P R O X Y
The undersigned hereby acknowledges receipt of the Company Notice of Annual Meeting and Proxy Statement (the "Proxy Materials"), dated on or about March 28, 2019, and a copy of the Company’s 2018 Form 10-K as filed with the Securities and Exchange Commission. Unless otherwise stated on this Proxy Card, all defined terms in the Proxy Materials shall be so defined on this Proxy Card. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder on the matter(s) specified, and grant discretionary authority as to any and all other matters that may properly come before the meeting. A proxy marked "abstain" on a given matter or a proxy that does not indicate a single preference other than "abstain" on a given matter will not be treated as present and entitled to vote on such matter and will be interpreted as a forfeiture of the right to vote such matter regardless of the direction made, if any.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

A.    Proposal

The Board of Directors recommends a vote "FOR" for the following:

		For	Against	Abstain
1.	To approve an amendment to our Charter and our Bylaws to declassify our Board of Directors.	☐	☐	☐

B.    Election of Director

The Board of Directors recommends a vote "FOR" the listed nominee.

2.	The election of a Director.
		For	Withhold
	01- Mark F. Furlong	01 - ☐	01 - ☐

C.    Proposals

The Board of Directors recommends a vote "FOR" for each of the following:

		For	Against	Abstain
3.	To amend and restate our Stock Plan to add a non-employee director compensation limit and expand the types of awards available for grant thereunder.	☐	☐	☐
4.	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm.	☐	☐	☐
5.	To approve our executive compensation in a non-binding advisory vote.	☐	☐	☐

D.    Proposal

The Board of Directors recommends a vote of "1 Year" for the following:

		1 Year	2 Years	3 Years	Abstain
6.	To recommend, in a non-binding advisory vote, the frequency, in years, we should hold an advisory stockholder vote on executive compensation.	☐	☐	☐	☐

E.    Potential Vote

The Board of Directors recommends a vote "FOR" for each of the following:

	For	Against	Abstain
7.
To obtain your preference, in a non-binding advisory vote, that our proxyholders should consider other unanticipated business that may be in the interest of our stockholders, and vote accordingly if such business properly comes before the Annual Meeting.
	☐	☐	☐
PLEASE COMPLETE AND SIGN THIS PROXY AND FILE WITH THE SECRETARY OF HESKA CORPORATION ON THE DATE AND AT THE LOCATION SPECIFIED ABOVE ON THIS PROXY CARD.

Number of Shares
Account/Identifier Number	Name(s)

Signature(s) of Stockholder(s)	Address
Date: ______________________________________
Please complete and sign exactly as your name appears on the shares with the address at which the shares are registered with Heska Corporation's registrar, Computershare Trust Company, Inc. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2019
The Proxy Statement and this Proxy Card are available at https://www.heska.com/proxyvote.